EXHIBIT 10.1

AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

This AMENDED AND RESTATED CREDIT FACILITY AGREEMENT (“Agreement”) is made as of the 13th day of November, 2006, by and among PHOENIX FOOTWEAR GROUP, INC., a corporation formed under the laws of the State of Delaware (“Borrower”) and MANUFACTURERS AND TRADERS TRUST COMPANY (“Administrative Agent”), a New York banking corporation, with offices at 255 East Avenue, Rochester, New York 14604 as administrative agent for the Lenders, and each of the LENDERS (defined below).

This Agreement evidences in part the same obligations evidenced by, and amends and restates in its entirety, the Amended and Restated Credit Facility Agreement dated August 5, 2005 made among the Borrower, Administrative Agent, and Lenders described therein, as amended (the “Prior Agreement”). All references in the “Loan Documents” as defined in the Prior Agreement to the Prior Agreement shall be deemed to be references to this Agreement and all references to the “Obligations” as defined in the Prior Agreement shall be deemed to be references to the Obligations as defined in this Agreement.

ARTICLE I - DEFINITIONS AND INTERPRETATIONS

1.1 The following terms shall have the following meanings unless otherwise expressly stated herein:

“Administrative Agent” means Manufacturers and Traders Trust Company, as administrative agent for the Lenders, and its successors, legal representatives, and assigns.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means any Person which directly or indirectly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with the applicable Person; provided, however, that neither the Administrative Agent (nor any Affiliate of the Administrative Agent) nor any Lender (nor any Affiliate of any of them) shall be considered an Affiliate of any Credit Party.

“Agent Office” means Manufacturers and Traders Trust Company, 255 East Avenue, Rochester, New York 14604, Attention: John Morsch, Corporate Banking, Telephone: 585-258-8295, Telecopier: 585-325-5105, or if by wire transfer:

M&T Bank

ABA # 022000046

For Credit To Account #8890756722

Telephone Advise: Irene Michaels (585-258-8446)

Reference: Phoenix Footwear Group, Inc.

or to such other location or transfer designation in the United States designated by the Administrative Agent from time to time by written notice to the each of the Lenders.

“Agreement” means this Amended and Restated Credit Facility Agreement, as further amended, modified or restated from time to time.

“Altama” means Altama Delta Corporation.

“Altama Business” means the combat boot and related products business operated by the Credit Parties.

“Altama PR” means Altama Delta (Puerto Rico) Corporation.

“Applicable Margin” means, with respect to the Revolving Credit Facility and the First Lien Term Loan A, the per annum percentage points shown in the applicable column of the table below based on the applicable Average Borrowed Funds to EBITDA Ratio, calculated for Borrower on a consolidated basis and without duplication in accordance with GAAP:

Level	Average Borrowed Funds to EBITDA	Revolver		First Lien Term Loan A
		Base Rate Margin	LIBOR Margin	Base Rate Margin	LIBOR Margin
I	≥ 3.50 to 1	0.750%	3.500%	1.250%	4.000%
II	≥ 3.00 and ≤ 3.49 to 1	0.375%	3.000%	0.750%	3.500%
III	≥ 2.50 and ≤ 2.99 to 1	0.250%	2.500%	0.625%	3.000%
IV	≥ 2.00 and ≤ 2.49 to 1	0.000%	2.000%	0.250%	2.500%
V	< 2.00	0.000%	1.750%	0.250%	2.250%

The Applicable Margin shall be fixed at Level I on the date of this Agreement. Thereafter, changes, if any, in the Level applicable to Loans will be effective on the tenth (10th) day following each date on which the Borrower’s Quarterly Covenant Compliance Certificate is required to be delivered to the Lenders. In the event that any Quarterly Covenant Compliance Certificate is not delivered by the date required, pricing will revert to Level I until the tenth (10th) day following the date of delivery of the delayed Quarterly Covenant Compliance Certificate, on which tenth day pricing will be adjusted to the applicable level shown by the Quarterly Covenant Compliance Certificate.

“Applicable Term Loan B Margin” means the per annum percentage points applicable to the following periods shown below:

Through and including 3/31/07	7.00%
4/1/07 through 6/30/07	7.50%
7/1/07 through 9/29/07	8.00%
9/30/07 through 12/29/07	9.00%
12/30/07 and thereafter	10.00%

“Applicable Unused Fee” means the per annum rate shown in the table below based on the applicable Average Borrowed Funds to EBITDA Ratio, calculated for Borrower on a consolidated basis and without duplication in accordance with GAAP:

Level	Average Borrowed Funds to EBITDA	Unused Fee
I	≥ 3.50 to 1	0.250%
II	≥ 3.00 and ≤ 3.49 to 1	0.250%
III	≥ 2.50 and ≤ 2.99 to 1	0.250%
IV	≥ 2.00 and ≤ 2.49 to 1	0.125%
V	< 2.00	0.125%

The Applicable Unused Fee shall be fixed at Level I on the date of this Agreement. Thereafter, changes, if any, in the Level applicable to Unused Fees will be effective on the tenth (10th) day following each date on which the Borrower’s Quarterly Covenant Compliance Certificate is required to be delivered to the Lenders. In the event that any Quarterly Covenant Compliance Certificate is not delivered by the date required, pricing will revert to Level I until the tenth (10th) day following the date of delivery of the delayed Quarterly Covenant Compliance Certificate, on which tenth day pricing will be adjusted to the applicable level shown by the Quarterly Covenant Compliance Certificate.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Disposition” means any sale, assignment, transfer, lease, or other disposition by a Person to any other Person, whether in one transaction or in a series of related transactions, of any of its assets, business units or other properties, including (i) any interest in property, whether tangible or intangible, (ii) Capital Securities of Subsidiaries, and (iii) any sale-leaseback transaction), provided, however, that “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) the disposition of any obsolete or retired property not used or useful in the business of the Credit Parties in return for a fair market value, and (c) the disposition of Money Market Instruments in return for an equivalent value of cash or other Money Market Instruments.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.19), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Average Borrowed Funds” means as of the last day of any fiscal quarter, the average of the aggregate amounts of Borrowed Funds of the Borrower as of such day, and as of the last day of each of the twelve (12) immediately preceding fiscal months.

“Average Borrowed Funds to EBITDA Ratio” means as of the applicable measurement date, the Average Borrowed Funds as of such date divided by EBITDA for the prior four (4) fiscal quarters ended as of such date.

“Authorized Person” means James R. Riedman, Kenneth E. Wolf, or Scott Sporrer, and any additional person designated by the Borrower by written notice to the Administrative Agent, each of whom are authorized by the Borrower to request Loans and Letters of Credit.

“Bahama” means Phoenix Delaware Acquisition, Inc.

“Bahama Business” means the footwear, leather goods, and hosiery business operated by the Credit Parties under the Tommy Bahama brand name.

“Base Rate” means the higher of (i) the Prime Rate, and (ii) the Federal Funds Rate plus one-half percentage point (.5%).

“Base Rate Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to the Base Rate.

“Borrowed Funds” means, as of the measurement date, without duplication, on a consolidated basis, Borrower’s and its Subsidiaries’:

(a) indebtedness or liability for borrowed money, including without limitation Obligations under the Loan Documents, synthetic leases, and any other off-balance sheet financing;

(b) obligations evidenced by bonds, debentures, notes, or other similar instruments;

(c) obligations for the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(d) obligations as lessee under capital leases;

(e) current liabilities in respect of unfunded vested benefits under Plans covered by ERISA;

(f) obligations as an account party under letters of credit and letters of guaranty;

(g) obligations under acceptance facilities;

(h) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss;

(i) obligations secured by (or for which the holder of the obligations has an existing right, contingent or otherwise to be secured by) any Liens on property owned or acquired, whether or not the obligations secured thereby have been assumed;

(j) all purchase money mortgages, outstanding under asset securitization vehicles, conditional sales contracts and similar title retention debt instruments; and

(k) the Contingent Earn-Out Amounts.

“Borrower” means Phoenix Footwear Group, Inc. and its successors.

“Borrower’s 401(k) Plan” means the Borrower’s defined contribution 401(k) savings plan.

“Borrowing” means (without duplication) any amount disbursed by one or more Lenders to or on behalf of the Borrower under the Loan Documents, whether such amount constitutes an original disbursement of funds, or the continuation of any amount outstanding, under the Revolving Credit Facility, the Swing Line Facility, the First Lien Term Loan A Facility, the First Lien Term Loan B Facility or reimbursement related to Letters of Credit.

“Borrowing Base” means the sum of the following:

(a) 80% of the Eligible Accounts of the Credit Parties; plus

(b) 50% of the Eligible Inventories of the Credit Parties that are used in their business with a $4,000,000 inventory cap for the Penobscot Business, $3,000,000 inventory cap for the Trask Business, $3,000,000 inventory cap for the Royal Business, $3,000,000 inventory cap for the Altama Business, $2,500,000 inventory cap for the Chambers Business, and $2,000,000 cap for the Bahama Business, provided, however, the aggregate inventory cap for the Credit Parties shall be $14,000,000; less

(c) Letter of Credit Obligations.

The Administrative Agent reserves the right in its sole discretion to modify the Borrowing Base (including the inventory caps) or make changes in the definitions of Eligible Accounts or Eligible Inventories, or to delete certain accounts or inventories from the Borrowing Base in the event of a material adverse change in any of the collateral for the Revolving Credit or its collectibility, in the event the Administrative Agent reasonably concludes that there are circumstances or conditions which materially affect the value of the collateral, or in the event the Administrative Agent deems it prudent to adjust the mix and balance of the collateral.

“Borrowing Base Report” means a report described in Section 9.1 of this Agreement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized to close under the laws of such State and, if the applicable day relates to LIBOR Loan, LIBOR Interest Period, or notice with respect to a LIBOR Loan, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

“Capital Security” means, (a) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (without limitation whether voting or nonvoting, and whether common or preferred) of such corporation, and (b) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and (c) in each case, any and all warrants, rights or options to purchase any of the foregoing with respect to any Person, any security convertible into any of the foregoing, participations, and any other equity interests or equity equivalents, including stock appreciation rights and phantom stock, with respect to such Person.

“Cash Flow” means for the applicable period EBITDA minus (i) Taxes paid, minus (ii) Unfinanced Capital Expenditures, minus (iii) Interest Expense, minus (iv) Distributions made (which may only be made in accordance with Section 10.5) all determined in accordance with GAAP.

“Casualty Event” means, with respect to any property (including any interest in property) of any Credit Party, any loss of, theft of, damage to, or condemnation or other taking of, such property for which the Credit Party receives insurance proceeds, proceeds of a condemnation award, or other compensation.

“CBC” means Chambers Belt Company, an Arizona corporation operating under that name prior to the Chambers Acquisition.

“Chambers” means Chambers Delaware Acquisition Company, a Delaware corporation whose name was changed to Chambers Belt Company as part of the Chambers Acquisition.

“Chambers Acquisition” means the transactions consummated as contemplated by the Chambers Acquisition Agreement.

“Chambers Acquisition Agreement” means the Asset Purchase Agreement dated as of April 18, 2005 by and among CBC, Stockholders of CBC, and Chambers.

“Chambers Business” means the belt products business operated by the Credit Parties.

“Change in Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) after the Closing Date becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) after the Closing Date any individual(s) or entity(ies) acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the Capital Securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(ies) or group has the right to acquire pursuant to any option right) representing twenty-five percent (25%) or more of the combined voting power of such securities.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means the first date on which the conditions set forth in Section 8.1 have been satisfied and the Lenders have made the First Lien Term Loan A and the First Lien Term Loan B hereunder.

“Code” means the Internal Revenue Code of 1986 as amended.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property of whatever kind and nature pledged as collateral under any Security Document.

“Commitment” means with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans (including the obligation of the Administrative Agent acting as a Lender to issue Letters of Credit for the account of the Borrower), the First Lien Term Loan A, and the First Lien Term Loan B in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a), or in an Assignment and Assumption pursuant to which such Lender becomes a party hereto in accordance with Section 14.19, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments on the Closing Date is $62,000,000.

“Contingent Earn-Out Amount” means, from June 28, 2006 through June 28, 2007, fifty percent of the Net Contribution of the Business (as defined in the Chambers Acquisition Agreement) with respect to contingent earn-out obligations under the Chambers Acquisition Agreement, which amount prior to actual measurement of the same shall be deemed to be $1,500,000 for the period June 28, 2006 through June 28, 2007.

“Controls” (including the terms “Controlled By” or “Under Common Control”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Borrower and each Guarantor.

“Current Assets” means as of the date of measurement current assets of the Borrower on a consolidated basis determined in accordance with GAAP.

“Current Liabilities” means as of the date of measurement (a) current liabilities of the Borrower on a consolidated basis determined in accordance with GAAP; plus (b) the outstanding principal balance under the Revolving Credit Facility (including the Swing Line Facility).

“Current Ratio” means Current Assets compared to Current Liabilities.

“Dating Accounts” means trade accounts receivable due sixty (60) to one hundred twenty (120) days from the date of invoice.

“Debt” means all obligations for borrowed money evidenced by bonds, debentures, notes, or other similar instruments.

“Default” means any event, act, or condition which with notice or lapse of time, of both, would constitute an Event of Default.

“Distributions” means (i) dividends, payments, return of equity capital, or distributions of any kind (including without limitation cash or property or the setting aside for payment of either) in respect of Capital Securities of the applicable Person except distributions in the form of such Capital Securities, and (ii) repurchases, redemptions, or acquisitions of Capital Securities.

“EBITDA” means, for the applicable period, Net Income plus, to the extent deducted in the calculation of Net Income, (a) interest expense, (b) Taxes, and (c) depreciation and amortization of intangible assets, plus (x) the value of all stock allocated to the accounts of plan participants pursuant to Borrower’s 401(k) Plan, (y) expenses recognized pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, and (z) with the prior consent of the Administrative Agent, certain one-time, non-cash charges, all on a consolidated basis and determined in accordance with GAAP on a consistent basis.

“Eligible Accounts” means:

(a) Dating Accounts which are less than thirty-one (31) days after due date, plus

(b) for trade accounts receivable from payors whose accounts are less than ninety (90) days beyond date of invoice, all accounts receivable, plus

(c) for trade accounts receivable from payors whose accounts are in whole or in part more than ninety (90) days beyond date of invoice, the portion of the accounts receivable less than ninety (90) days beyond date of invoice provided that at least fifty percent (50%) of the outstanding amount from the payor is less than ninety (90) days beyond date of invoice, minus

(d) contra accounts receivable, minus

(e) Affiliate accounts receivable, minus

(f) foreign accounts receivable except (i) Canadian Accounts receivable, and (ii) foreign accounts receivable either backed by irrevocable, assignable letters of credit, confirmed by a U.S. bank with a credit rating no worse than that of the Administrative Agent or otherwise acceptable to the Administrative Agent and duly assigned to the Administrative Agent for the benefit of the Lenders, or (iii) foreign accounts receivable otherwise permitted by the Administrative Agent, minus

(g) employee accounts receivable, minus

(h) bill and hold accounts receivable (i.e., accounts relating to goods not yet shipped but invoiced) except for bill and hold U.S. government receivables related to the Altama Business, minus

(i) uncollectible accounts receivable, minus

(j) receivable arising from progressive billings (i.e., accounts receivable from billings for work performed on a partially completed contract), minus

(k) accounts receivable arising from guaranteed sales with buy back provisions (i.e., sales in which Borrower is obligated to repurchase inventory or merchandise sold to customers), minus

(l) accounts receivable from the United States of America or agency or department thereof or any prime contractor thereof (unless assignment and notice thereof is effected including as applicable in accordance with the Assignment of Claims Act), and minus

(m) accounts receivable from businesses reasonably believed by the Administrative Agent to be at risk of defaulting on accounts including, without limitation, accounts receivable from insolvent payors.

In the event that total accounts receivable from any payor, except the U.S. government and Wal-Mart or its affiliated entities, represent more than twenty percent (20%) of the total accounts receivable of any Credit Party, the Administrative Agent reserves the right in its sole discretion to delete from Eligible Accounts that portion of such accounts receivable. Eligible Accounts must be trade accounts receivable that arise from goods sold or delivered or services rendered in the Credit Parties’ ordinary course of business as it exists on the date of this Agreement and must be subject to the first priority security interest of the Administrative Agent for the benefit of the Lenders, and to no other Lien except any Permitted Lien. Eligible Accounts must be valid and legally enforceable obligations of the account debtor and not subject to credit, allowance, defense, offset, counterclaim or adjustment, except discounts for prompt payment.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved as required by Section 14.19; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Affiliate or Subsidiary of the Borrower.

“Eligible Inventories” means all first quality finished goods inventories owned by the Credit Parties, and all first quality raw materials inventories owned by Altama and Chambers, valued at the lower of cost (on a FIFO basis) or market, minus such reserves as the Credit Parties have historically established including but not limited to (i) shrinkage reserves, (ii) markdown reserves, (iii) reserves which restore standard costs to actual costs and (iv) customer deposits on contracts. Eligible Inventories do not include:

(a) perishable or non-saleable inventories,

(b) inventory on consignment to or from any Credit Party,

(c) inventory that also is represented by an Eligible Account,

(d) inventory subject to any Lien other than the Lien held by the Administrative Agent for the benefit of the Lenders and any Permitted Lien,

(e) inventory to which any customer has rights, interests or claims superior to the Administrative Agent’s, for the benefit of the Lenders, perfected, first priority security interest therein, whether by operation of agreement, law or otherwise,

(f) inventory not located on a Credit Party’s premises within the United States or Puerto Rico, except for inventory held pursuant to warehousing and distribution arrangements within the United States or Puerto Rico and covered by either (1) non-negotiable warehouse receipts provided that the Administrative Agent has been notified of such arrangement, the issuer of such receipts has acknowledged the security interest of the Administrative Agent for the benefit of the Lenders in form satisfactory to the Administrative Agent, and the Administrative Agent has a perfected first priority security interest in such inventory, or (2) negotiable warehouse receipts provided that the receipts have been delivered to the Administrative Agent for the benefit of the Lenders in form ready for negotiation of the same and the Administrative Agent has a perfected first priority security interest in such inventory,

(g) inventory located on a Credit Party’s leased premises if a landlord waiver in form and substance acceptable to the Administrative Agent has not been received and remains effective with respect to such leased premises,

(g) goods-in-transit unless backed by a letter of credit issued by a Person and in a form satisfactory to the Administrative Agent,

(h) inventory arising outside of any Credit Party’s ordinary course of business,

(i) inventory not at all times subject to the perfected, first priority security interest of the Administrative Agent for the benefit of the Lenders,

(j) inventory subject to a licensing agreement with third parties, except for the licensing agreements listed on Schedule 1.1(b) hereto, unless the Administrative Agent shall have received consents, acknowledgements, or other assurances satisfactory to the Administrative Agent from such third parties as may be deemed necessary or desirable to facilitate the Administrative Agent’s realization upon such inventory for the benefit of the Lenders, and

(k) inventory subject to a licensing agreement with third parties unless all royalties and other payments from the Credit Parties to the applicable third party have been paid when due and unless (i) no breach or default by any of the Credit Parties shall have occurred under the applicable licensing agreement pursuant to which the licensor continues to have rights to terminate the licensing agreement or take material remedial action, and (ii) such licensing agreement remains in full force and effect.

Eligible Inventories must conform in all respects to warranties contained in this Agreement and the Loan Documents. The calculation of Eligible Inventories must be satisfactory to the Administrative Agent in its sole discretion.

“Environment” means any water, including, but not limited to, surface water and ground water or water vapor: any land, including land surface or subsurface; stream sediments; air; fish; wildlife; plants; and all other natural resources or environmental media.

“Environmental Laws” means all present and future federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances, regulations, codes and rules relating to the protection of the Environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the regulations, rules, ordinances, bylaws, policies, guidelines, procedures, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“Environmental Permits” means all licenses, permits, approvals, authorizations, consents or registrations required by any applicable Environmental Laws and all applicable judicial and administrative orders in connection with ownership, lease, purchase, transfer, closure, use and/or operation of the Improvements and/or as may be required for the storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances.

“Environmental Report” means written reports, if any, prepared for the Lenders by an environmental consulting or environmental engineering firm.

“Equity Issuance” means the issuance, sale or other disposition by a Person of its Capital Securities for cash.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether incorporated or unincorporated) which together with the Borrower is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Eurocurrency Reserve Requirement” means, for any Interest Period for a LIBOR Loan, the daily average of the stated maximum reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under such regulations. Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Loans.

“Event of Default” means the occurrence of any event described in Section 13.1.

“Excess Cash Flow” means, for the applicable period, (i) EBITDA, (ii) minus income Taxes to the extent that such Taxes are paid in cash, (iii) minus cash interest expense deducted in the determination of Net Income for such period, (iv) minus all principal payments (whether scheduled or voluntary prepayments of term debt), (v) minus all Unfinanced Capital Expenditures.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 6.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 6.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 6.16(a).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period determined by the Administrative Agent to equal the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Statements” means Borrower’s audited consolidated financial statements for the Fiscal Year ending December 31, 2005 described in Section 7.6.

“First Lien Term Loan A” means the $24,000,000 aggregate original outstanding principal balance term loans made by the Lenders pursuant to Article III hereof.

“First Lien Term Loan A Commitment” means the Commitment of any Lender related to the First Lien Term Loan A.

“First Lien Term Loan A Maturity Date” means November 13, 2011.

“First Lien Term Loan A Notes” means any First Lien Term Loan A Notes evidencing the First Lien Term Loan A issued pursuant to Section 6.14(d), as such Notes may be amended, modified or restated from time to time.

“First Lien Term Loan B” means the $10,000,000 aggregate original outstanding principal balance term loans made by the Lenders pursuant to Article IV hereof.

“First Lien Term Loan B Commitment” means the Commitment of any Lender related to the First Lien Term Loan B.

“First Lien Term Loan B Maturity Date” means February 13, 2008.

“First Lien Term Loan B Notes” means any First Lien Term Loan B Notes evidencing the First Lien Term Loan B issued pursuant to Section 4.1, as such Notes may be amended, modified or restated from time to time.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower ending on the last Saturday of March, June, September, and on the Saturday closest to December 31st each year.

“Fiscal Year” means the annual accounting period of Borrower ending on the Saturday closest to December 31st of each year.

“Fixed Charge Coverage Ratio” means as of the applicable measurement date, Cash Flow for the twelve (12) months then ended, divided by the sum of all Scheduled Principal Payments due during the twelve (12) months then ended.

“Forfeiture Action” means any action, including investigations, hearings, and other legal proceedings, before any Governmental Authority that may result in seizure of any property or asset.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” and “Generally Accepted Accounting Principles” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranties” means, collectively, the continuing guaranties executed and delivered to Administrative Agent for the benefit of the Lenders by each Guarantor which guaranty payment of the Obligations, as amended, modified or restated from time to time, and “Guaranty” means any of the Guaranties.

“Guarantors” means Penobscot, Trask, Royal, Altama, Altama PR, Chambers, PXG Canada, Bahama, and each Subsidiary which becomes a Guarantor pursuant to Section 9.13.

“Hazardous Substances” means, without limitation, any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances and any other material defined as a hazardous substance in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et. seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901, et. seq.; Articles 15 and 27 of the New York State Environmental Conservation Law or any other federal, state, or local law, regulation, rule, ordinance, by-law, policy, guideline, procedure, interpretation, decision, order, or directive, whether existing as of the date hereof, previously enforced or subsequently enacted.

“Improvements” means any and all real property and improvements owned or used by any of the Credit Parties.

“Indebtedness” means, without duplication and whether now existing or hereafter incurred,

(a) all obligations (including, without limitation, contingent obligations) for borrowed money, with respect to deposits or advances of any kind, or with respect to synthetic leases, and any other off-balance sheet financing,

(b) all obligations (including, without limitation, contingent obligations) evidenced by bonds, debentures, notes or similar instruments,

(c) all obligations (including, without limitation, contingent obligations) upon which interest charges are customarily paid,

(d) all obligations (including, without limitation, contingent obligations) under conditional sale or other title retention agreements relating to property acquired,

(e) all obligations in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business),

(f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired, whether or not the Indebtedness secured thereby has been assumed,

(g) all guarantees of indebtedness of other persons or agreements to assure the holder of any obligations against loss in respect thereof except any guarantee by any Credit Party of obligations of one Credit Party to another Credit Party,

(h) all capital lease obligations (including, without limitation, contingent obligations),

(i) all obligations (including, without limitation, contingent obligations) as an account party in respect of letters of credit (including but not limited to all reimbursement obligations with respect to Letters of Credit), and letters of guaranty,

(j) all obligations (including, without limitation, contingent obligations) in respect of acceptance facilities,

(k) all net obligations (but not any net asset value) with respect to Rate Management Transactions, and

(l) Contingent Earn-Out Amounts.

The Indebtedness shall include the Indebtedness of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefore as a result of such person’s ownership interest in or other relationship with such person, except to the extent the terms of such Indebtedness provide that such person is not liable therefore.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Expense” means for the applicable period, all interest paid, capitalized or accrued, and amortization of loan fees and amortization of debt discount with respect to all Debt determined after giving effect to the net cost associated with Rate Management Transactions.

“Interest Period” means with respect to any LIBOR Loan, the period commencing on the date such Loan is made, converted or renewed, as applicable, and ending, as a Borrower may select, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, subject however, to the following limitations:

(a) Each Interest Period that commences on the last Business Day of the calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month;

(b) No Interest Period may extend beyond the Termination Date; and

(c) If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless, such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

“Investment” of any Person means (a) acquisition of any Capital Security, evidence of Debt or other security or instrument issued by any other Person, (b) any loan, advance or extension of credit to (including guaranties of liabilities of), or any contribution to the capital of, any other Person, (c) any acquisition of assets or business from or Capital Security of any other Person and (d) any other investment in any other Person. An Investment shall be deemed to be “outstanding”, except to the extent that it has been paid or otherwise satisfied in cash or the Person making such Investment has received cash in consideration for the sale thereof, notwithstanding the fact that such Investment may otherwise have been forgiven, released, canceled or otherwise nullified.

“Issuing Bank” means Manufacturers and Traders Trust Company, in its capacity as issuer of Letters of Credit hereunder.

“Lenders” means (i) the Lenders listed on Schedule 1.1(a) attached hereto (including the Swing Line Lender), (ii) their respective successors and legal representatives, and (iii) their assigns as permitted by Section 14.19 (but not any participant who is not otherwise a party to this Agreement). Any reference to a Lender shall be a reference to the applicable one of the Lenders and its successors, legal representatives, and permitted assigns.

“Letters of Credit” means the Letters of Credit described in Section 5.1 of this Agreement.

“Letter of Credit Fees” has the meaning given in Section 5.2.

“Letter of Credit Obligations” means the sum of the face amount of all outstanding Letters of Credit and all unpaid reimbursement obligations under the Reimbursement Agreement.

“LIBOR Interest Rate” means, for each LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the quotient of (i) the London lnterbank Offered Rate for such LIBOR Loan for such Interest Period divided by (ii) one minus the Eurocurrency Reserve Requirement for such Interest Period.

“LIBOR Loan” means any Loan when and to the extent that the interest rate for such Loan is determined by reference to the LIBOR Interest Rate.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, assignment or charge of any kind or description and shall include, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds, and the filing of or agreement to give any financing statement under the Uniform Commercial Code (or comparable law) of any jurisdiction naming the owner of the asset to which such lien applies as a debtor (other than a filing which does not evidence an outstanding secured obligation, or a commitment to make advances or to incur any other obligation of any kind).

“Loan” means each Revolving Credit Loan, Swing Line Loan, the First Lien Term Loan A and/or the First Lien Term Loan B, as the context requires.

“Loan Documents” means the Agreement, the Notes, the Security Documents, the Reimbursement Agreements, and all other agreements, documents and certificates executed with or in favor of the Administrative Agent and/or Lenders in connection with the Agreement or any amendment to the Agreement or to any other Loan Document.

“London Interbank Offered Rate” applicable to any Interest Period for a LIBOR Loan means the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which dollar deposits are offered on page 3750 of the Dow Jones Markets Screen for a period and in an amount comparable to the Interest Period and the principal amount of such LIBOR Loan, at approximately 11:00 a.m. London time, or if such rate is not available, the rate as determined by the Administrative Agent from any broker, quoting service or commonly available source utilized by the Administrative Agent.

“Mandatory Prepayment” means a prepayment required by Section 3.5 or 6.3(d).

“Material Adverse Effect” means (i) a material adverse effect on the financial condition, performance, business, operations or prospects of the Credit Parties, taken as a whole, or (ii) a material adverse effect on the rights or remedies of the Administrative Agent or the Lenders hereunder or under any other Loan Document, or (iii) a material adverse effect on the ability of any Credit Party to perform its obligations to the Lenders hereunder or under any other Loan Document.

“Money Market Investments” means (a) any security issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or having a remaining maturity of not more than 270 days, (b) any certificate of deposit, eurodollar time deposit and banker’s acceptance with remaining maturity of not more than 270 days, any overnight bank deposit, any demand deposit account, in each case with any Lender or with any United States commercial bank having capital and surplus in excess of $500,000,000 and rated B or better by Thomson Bankwatch Inc., (c) any repurchase obligation with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, and (d) any commercial paper issued by any Lender or the parent corporation of any Lender and any other commercial paper rated A-1 by Standard & Poor’s Rating Group of Prime-1 by Moody’s Investors Service, Inc. and in any case having a remaining maturity of not more than 270 days.

“Mortgage” means (i) the Mortgage and Security Agreement executed and delivered to Administrative Agent for the benefit of the Lenders by Penobscot and dated as of June 29, 2005, as the same may be extended, amended, or replaced from time to time, and (ii) the Deed of Trust, Absolute Assignment of Leases, Security Agreement, and Fixture Filing executed and delivered to Ann Peldo Cargile as Trustee for the benefit of the Administrative Agent and the Lenders by Altama Delta Corporation.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA as to which any of the Credit Parties or any ERISA Affiliate is obligated to make, has made, or will be obligated to make contributions on behalf of participants who are or were employed by any of them.

“Net Cash Proceeds” means (a) in the case of any Equity Issuance or Debt issuance by any Person, the aggregate cash payments and proceeds received by or on behalf of such Person less reasonable and customary fees and expenses (including underwriting discounts and commissions) incurred by such Person in connection therewith, less any amounts such Person is otherwise contractually obligated to pay in connection with or as a result of such Equity Issuance or Debt issuance, plus any cash received in respect of disposition or collection of any non-cash consideration received when actually received, (b) in the case of any Casualty Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by any Person in respect of such Casualty Event less (i) reasonable fees and expenses incurred by such Person in connection therewith, and (ii) contractually required payments of Indebtedness to the extent secured by Liens on the property subject to such Casualty Event and any income or transfer Taxes paid or reasonably estimated by such Person to be payable by such Person as a result of such Casualty Event, and (c) in the case of any Asset Disposition, the aggregate amount of all cash payments and proceeds (including any cash payments made from time to time in respect to the principal amount of any note or similar instrument or agreement providing for or evidencing debt as the deferred purchase price owing from the purchaser of such asset to the applicable Person) received by any Person in connection therewith less (i) reasonable fees and expenses incurred by such Person in connection therewith, (ii) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee (or holder of the Lien on) such property requires that such Indebtedness be repaid as a condition of such Asset Disposition, and (iii) any income or transfer Taxes paid or reasonably estimated by the Person to be payable by such Person as a result of such Asset Disposition.

“Net Income” means for the applicable period, the net earnings of the Credit Parties on a consolidated basis, determined in accordance with GAAP on a consistent basis, but excluding:

(a) any gain or loss arising from the sale of capital assets;

(b) any gain arising from any write-up of assets;

(c) net earnings or losses of any Subsidiary of Borrower accrued prior to the date it became a Subsidiary;

(d) net earnings or losses of any Person, substantially all the assets of which have been acquired in any manner by Borrower, realized by such Person prior to the date of such acquisition;

(e) net earnings or losses of any Person in which Borrower has an ownership interest, except any such net earnings which have actually been received by Borrower in the form of cash distributions and except the net earnings or losses of any Guarantor;

(f) any portion of the net earnings of any Subsidiary of Borrower which for any reason is unavailable for payment of dividends to Borrower;

(g) the net earnings or losses of any Person to which any assets of Borrower shall have been sold, transferred or disposed of after the date of such transaction,

(h) the net earnings or losses of any Person into which Borrower shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction;

(h) any gain arising from the acquisition of any securities of Borrower; and

(i) any gain or loss arising from extraordinary items.

“Non-Premium Event” means a reduction of the Revolving Credit Commitment or prepayment of the First Lien Term Loan A as a result of or through use of funds generated by (i) internal cash flow, (ii) asset dispositions, (iii) insurance proceeds, (iv) sales of Capital Securities or Capital Securities-linked debt instruments (including the sale of the Borrower), and/or (v) issuance of Debt by a third Person that replaces the Obligations as a whole but only if the Borrower has provided written notification to Administrative Agent including a copy of a written binding commitment from another financing source (the “Outside Commitment”) for such replacement Debt, which may be subject to signature by the Borrower, and the Administrative Agent has failed to provide Borrower with a commitment for financing on substantially the same or better terms as the Outside Commitment within twenty (20) days after receipt by Administrative Agent of the Outside Commitment along with all necessary financial and other information requested by the Administrative Agent which is reasonably necessary to render a decision as to whether to provide such a commitment.

“Notes” means, collectively, any Revolving Credit Notes, Swing Line Note, First Lien Term Loan A Notes and First Lien Term Loan B Notes, in each case issued pursuant to Section 6.14, and “Note” means any of the Notes.

“Notice of Swing Line Refunding” has the meaning provided in Section 2.8.

“Obligations” means and shall include all of the Credit Parties’ obligations to the Administrative Agent and/or any Lender or Affiliate of any Lender of any kind or nature, arising now or in the future under or related to this Agreement and/or the Loan Documents including obligations related to the Notes, Reimbursement Agreements, Letters of Credit, overdrafts, Rate Management Transactions, automated transfer transactions, electronic funds transfers, other transactions related to the Credit Parties’ dealings with the Administrative Agent and/or any Lender, interest accruing after the filing of any petition or assignment in bankruptcy or for reorganization by or against the Credit Parties (whether or not such a claim for such post-petition interest is allowed in the proceedings), fees, charges, expenses, and amount payable with respect to guaranties.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 14.19.

“PBGC” means the Pension Benefit Guarantee Corporation and any successor thereto.

“Penobscot” means Penobscot Shoe Company.

“Penobscot Business” means the footwear conducted by the Credit Parties under the Trotters and Softwalk trademarks.

“Permitted Indebtedness” has the meaning given to it in Section 10.1.

“Permitted Liens” means the Liens set forth on Schedule 1.1(c) and the following Liens:

(a) Liens imposed by any Governmental Authority for Taxes or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower subject to such Lien in accordance with GAAP on a consistent basis;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days, or which are being contested in good faith and by appropriate proceedings;

(c) pledges or deposits under workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(e) Liens securing the Obligations.

“Person” means any natural person, sole proprietorship, or other entity of any kind or nature including any corporation, partnership, trust, unincorporated organization, limited liability company, unlimited liability company, mutual company, joint stock company, estate, union, employee organization, or Governmental Authority.

“Plan” means any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of a Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written, including but not limited to the following types of plans:

(a) Executive Arrangements - any bonus, incentive compensation, stock option, deferred compensation, commission, severance, “golden parachute”, “rabbi trust”, or other executive compensation plan, program, contract, arrangement or practice;

(b) ERISA Plans - any “employee benefit plan” as defined in ERISA, including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitalization, accident, sickness, disability, or life insurance benefits; and

(c) Other Employee Fringe Benefits - any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay or other fringe benefit plan, program, arrangement, contract or practice.

“Prepayment Premium” means a payment to the Lenders with respect to any principal prepayment of the First Lien Term Loan A by the Borrower, with respect to which a prepayment fee is due pursuant to Section 6.3 or 6.13, of three percent (3%) of the amount of the prepayment if it occurs on or before November 12, 2007, two percent (2%) of the amount of the prepayment if it occurs on or after November 13, 2007 and on or before November 12, 2008, and one percent (1%) of the amount of the prepayment if it occurs on or after November 13, 2008 and on or before November 12, 2009

“Prime Rate” means the rate of interest announced by the Administrative Agent from time to time at its Principal Office as its prime commercial lending rate, which rate is not intended to be the lowest rate of interest charged by Administrative Agent to its borrowers.

“Principal Office” means the Administrative Agent’s office at 255 East Avenue, Rochester, New York 14604.

“Proportionate Share” means, with respect to each Lender, that percentage which is equal to (i) with respect to any particular facility, its percentage Commitment, and (ii) with respect to all facilities, the percentage which is equal to the aggregate total of its Commitments for all facilities except the Swing Line Facility divided by the aggregate total of the Commitments for all of the Lenders for all facilities except the Swing Line Facility.

“Purchase Date” has the meaning given to it in Section 2.8.

“PXG Canada” means PXG Canada Inc.

“Quarterly Covenant Compliance Certificate” means the covenant compliance certificate delivered on a fiscal quarterly basis by Borrower to Lenders in the form of Exhibit A attached hereto.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by any Credit Party which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Reduction Fee” means a payment to the Lenders with respect to any reduction of the Revolving Credit Commitments by the Borrower, with respect to which a Reduction Fee is due pursuant to Section 2.3 or 6.13, of three percent (3%) of the amount of the reduction if it occurs on or before November 12, 2007, two percent (2%) of the amount of the reduction if it occurs on or after November 13, 2007 and on or before November 12, 2008, and one percent (1%) of the amount of the reduction if it occurs on or after November 13, 2008 and on or before November 12, 2009.

“Register” shall have the meaning assigned to such term in Section 14.19(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

“Reimbursement Agreements” means, collectively, the Reimbursement Agreements executed and delivered pursuant to Section 5.3 of this Agreement, as amended, modified or restated from time to time.

“Reimbursement Obligations” shall have the meaning assigned to such term in Section 5.3.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” has the same meaning as given to that term in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601(22), and the regulations promulgated thereunder.

“Requisite Lenders” means the Lenders holding at least two-thirds of the aggregate amount of Commitments.

“Revolving Credit Commitment” means the Commitment of any Lender related to the Revolving Credit Facility.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Section 2.1 of this Agreement.

“Revolving Credit Loan” means a loan made by the Lenders to Borrower under the Revolving Credit Facility.

“Revolving Credit Note” means any Revolving Credit Note issued pursuant to Section 6.14(d), as such Note may be amended, modified or restated from time to time.

“Royal” means Royal Robbins, Inc.

“Royal Acquisition Agreement” means the Stock Purchase Agreement dated as of October 2, 2003 by and among Dan J and Denise L, Costa, as trustees of the Dan J. and Denise L. Costa 1997 Family Trust and Douglas Vient as trustee of the Kelsie L. Costa Trust and the Daniel S. Costa Trust, Royal and Borrower.

“Royal Business” means the outdoor leisure sportswear and related products business operated by the Credit Parties.

“Scheduled Principal Payments” means (i) all regularly scheduled principal payments (not including Excess Cash Flow mandatory prepayments) on the First Lien Term Loan A, without credit or reduction for any prepayments, and (ii) principal payments due with respect to other Indebtedness (including among others capitalized lease payments).

“Security Agreements” means the General Security Agreements listed on Schedule 1.1(d).

“Security Documents” means those documents set forth on Schedule 1.1(e).

“Subsidiary” means any Person, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements in accordance with GAAP (including among others consolidated subsidiaries of consolidated subsidiaries).

“Swing Line Commitment” means $5,000,000, as the same may be reduced from time to time in accordance with the terms of this Agreement.

“Swing Line Facility” means the credit facility evidenced by the Swing Line Commitment.

“Swing Line Lender” means Manufacturers and Traders Trust Company, together with its successors and assigns.

“Swing Line Loan” means a Loan made from time under the Swing Line as described in Section 2.4.

“Swing Line Note” means any note issued to evidence Obligations related to the Swing Line pursuant to Section 6.14(d).

“Swing Line Participation Amount” has the meaning provided in Section 2.8.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means November 13, 2011.

“Trademark Security Agreements” means the Trademark Collateral Security and Pledge Agreements listed on Schedule 1.1(e), and any similar document delivered by any Credit Party, and, as amended, modified or restated from time to time.

“Trask” means H.S. Trask & Co.

“Trask Business” means the casual footwear and apparel business conducted by the Credit Parties under the Trask trademark.

“Type of Loan” means either a Base Rate Loan or a LIBOR Loan.

“Unfinanced Capital Expenditures” means all capital expenditures other than (i) capital expenditures financed by the Lenders (but excluding for this definition any capital expenditures financed with the proceeds of a Revolving Credit Loan), and (ii) capital expenditures financed with Indebtedness (other than the Loans) permitted under this Agreement or Indebtedness to which the Lenders consent in writing.

1.2 Interpretation. This Agreement has been prepared in cooperation of counsel for each of the parties, and shall not be construed as against any particular party as drafter. Unless otherwise expressly provided in this Agreement, the following interpretations shall apply:

(a) references in this Agreement to statutes shall include any amendments, modifications, and supplements of the same and any rules and regulations promulgated thereunder,

(b) definitions of terms herein shall apply equally to the singular and plural forms of the terms defined,

(c) references to Persons shall include their permitted successors and assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities,

(d) references to agreements (including exhibits and schedules thereto), instruments, and documents, shall include amendments, supplements, assignments, and restatements subject to any restrictions on amendments, supplements, assignments, and restatements set forth in the Loan Documents,

(e) references to specific sections, articles, annexes, schedules, and exhibits are to those within or included as part of this Agreement,

(f) words importing gender shall include the other gender,

(g) the singular shall include the plural and the plural shall include the singular,

(h) the words, “including”, “include”, and “includes” shall be deemed to be followed by the words “without limitation”,

(i) each authorization herein shall be deemed irrevocable and coupled with an interest,

(j) obligations or liabilities of the Credit Parties, or any of them, to which this Agreement makes reference shall be joint and several,

(k) the words “herein”, “hereof”, and “hereunder” and words of similar import shall refer to this Agreement in its entirety and not to any particular provision hereof,

(l) accounting terms shall be interpreted, and all determinations relating thereto shall be made, in accordance with GAAP,

(m) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights,

(n) the word “will” shall have the same meaning and effect as the word “shall”, and

(o) captions and headings are for ease of reference only and shall not affect the construction hereof.

ARTICLE II - REVOLVING CREDIT FACILITY

2.1 Revolving Credit Commitment. The Lenders agree, subject to Section 2.2 and the other terms and conditions hereinafter set forth, to make Revolving Credit Loans to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate principal amount not to exceed at any time outstanding the amount of $28,000,000, as such amount may be reduced pursuant to Section 2.3.

Each Revolving Credit Loan which shall not utilize the Revolving Credit Commitment in full shall be in an amount not less than Five Hundred Thousand Dollars ($500,000) unless made pursuant to Sections 2.4 and 2.8. During the period from the Closing Date to the Termination Date and within the limits of the Revolving Credit Commitment and subject to Section 2.2, the Borrower may borrow, prepay pursuant to Section 2.7, and reborrow under this Section 2.1. On such terms and conditions, the Revolving Credit Loans may be outstanding as Base Rate Loans or LIBOR Loans.

2.2 Borrowing Base. Notwithstanding the provisions of Section 2.1, the aggregate principal amount of all outstanding Revolving Credit Loans, Swing Line Loans, and all Letter of Credit Obligations shall not exceed the lesser of the Borrowing Base and the Revolving Credit Commitment. At any time that the aggregate principal amount of all outstanding Revolving Credit Loans, Swing Line Loans, and all Letter of Credit Obligations exceeds the lesser of the Borrowing Base and the Revolving Credit Commitment, the Borrower shall immediate prepay the Revolving Credit Loans and/or Swing Line Loans pursuant to Section 2.7 hereof.

2.3 Reduction of Revolving Credit Commitment. The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Revolving Credit Commitment on the following terms and conditions;

(a) each partial reduction in the Revolving Credit Commitment shall be in the amount of at least One Million Dollars ($1,000,000);

(b) unless financed from a Non-Premium Event, a reduction in the Revolving Credit Commitment during the period between the date of this Agreement and the close of business on November 12, 2009, requires concurrent payment to Lenders of a Reduction Fee;

(c) no reduction in the Revolving Credit Commitment shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the outstanding and unpaid principal amount of the Revolving Credit Loans, the Swing Line Loans, and the Letter of Credit Obligations shall exceed the lesser of Revolving Credit Commitment or the Borrowing Base; and

(d) the Revolving Credit Commitment, once reduced or terminated, may not be reinstated.

2.4 Swing Line Sub-Facility. The Swing Line Lender agrees, subject to Section 2.2 and the other terms and conditions hereinafter set forth, to make Swing Line Loans to the Borrower from time to time during the period from the date of this Agreement up to but not including the Termination Date in an aggregate principal amount outstanding not to exceed at any time the Swing Line Commitment.

Each Swing Line Loan which shall not utilize the Swing Line Commitment in full shall be in an amount not less than Two Hundred Thousand Dollars ($200,000). During the period from the Closing Date to the Termination Date and within the limits of the Swing Line Commitment and subject to Section 2.2, the Borrower may borrow, prepay pursuant to Section 2.7, and reborrow under this Section 2.4. On such terms and conditions, Swing Line Loans shall be outstanding as Base Rate Loans only.

2.5 Interest.

(a) Borrower agrees to pay interest to the Lenders on the outstanding and unpaid principal amount of the Revolving Credit Loans made under this Agreement at either the Base Rate or the LIBOR Interest Rate as the case may be, in each case plus the Applicable Margin. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective. Each LIBOR Interest Rate shall be effective for the applicable Interest Period. Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b) Borrower agrees to pay interest to the Swing Line Lender on the outstanding and unpaid principal amount of the Swing Line Loans made under this Agreement at the Base Rate plus the Applicable Margin. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective. Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(c) Interest shall be paid in immediately available funds to the Administrative Agent, in the case of LIBOR Loans on the last day of the applicable Interest Period but no less often than every three months, and in the case of Base Rate Loans, on the first day of each month. All accrued and unpaid interest shall be due and payable on the Termination Date.

2.6 Principal Payments.

(a) Borrower agrees to pay all Revolving Credit Loans in full on the Termination Date.

(b) The Borrower agrees to pay the principal amount of all Swing Line Loans on the last Business Day of each calendar week, but no later than the Termination Date, and subject to Section 2.1 and Section 2.2, such amounts may be repaid by means of a Borrowing under the Revolving Credit Facility.

2.7 Prepayments.

(a) Borrower may prepay Loans outstanding under the Revolving Credit Facility in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without premium or penalty but subject to Sections 6.3 and 6.7.

(b) At any time that the Borrower becomes aware or receives notice (oral or written) that the outstanding principal amount of all Revolving Credit Loans exceeds the Borrowing Base, Borrower shall immediately prepay the Revolving Credit Loans by the amount necessary to comply with the provisions of Section 2.2, subject to Section 6.7.

(c) Borrower may prepay Obligations outstanding under the Swing Line in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without premium or penalty but subject to Section 6.7.

2.8 Refunding of, or Participation in, Swing Line Loans.

(a) If any Event of Default exists, the Swing Line Lender may, in its sole and absolute discretion, direct that the Swing Line Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Line Refunding”). Promptly upon receipt of a Notice of Swing Line Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders and, unless an Event of Default specified in Sections 13.1(f)(ii)-(v) in respect of Borrower has occurred, each such Notice of Swing Line Refunding shall be deemed to constitute delivery by the Borrower of a request for Revolving Line Loans pursuant to Section 6.1 consisting of Base Rate Loans in the amount of the Swing Line Loans to which it relates. Each Lender (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 8.2 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (b) below) to make a Revolving Credit Loan to the Borrower in an amount equal to such Lender’s Proportionate Share of the aggregate amount of the Swing Line Loans to which such Notice of Swing Line Refunding relates. Each such Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Agent Office not later than 3:00 P.M. (New York time), if such notice is received by such Lender prior to 11:00 A.M. (New York time), or not later than 3:00 P.M. (New York time) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such Revolving Credit Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Line Loans to which such Notice of Swing Line Refunding related. The Borrowers irrevocably and unconditionally agree that, notwithstanding anything to the contrary contained in this Agreement, Revolving Credit Loans made as herein provided in response to a Notice of Swing Line Refunding shall constitute Revolving Credit Loans hereunder consisting of Base Rate Loans.

(b) If prior to the time a Revolving Credit Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Line Refunding, any of the events specified in Sections 13.1(f)(ii)-(v) shall have occurred in respect of Borrower or one or more of the Lenders shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest in the outstanding Swing Line Loans to which such Notice of Swing Line Refunding related, in an amount (the “Swing Line Participation Amount”) equal to such Lender’s Proportionate Share of such Swing Line Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Line Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s participating interest in such Swing Line Loans and its Swing Line Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Line Participation Amount is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the Federal Funds Rate from the due date until such amount is paid in full.

(c) Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrowers on account of the related Swing Line Loans, the Swing Line Lender will promptly distribute to such Lender its Proportionate Share of such payment on account of its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Each Lender’s obligation to make Revolving Credit Loans and/or to purchase participations in connection with a Notice of Swing Line Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Line Refunding complying with the provisions hereof and (ii) at the time the Swing Line Loans that are the subject of such Notice of Swing Line Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing), but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Line Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect; (D) any breach of any Loan Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

2.9 Unused Commitment Fee. Borrower agrees to pay to the Lenders the Applicable Unused Fee on the unused portion of the Revolving Credit Commitment. Such fee shall be payable quarterly in arrears and the Administrative Agent is hereby authorized to charge Borrower’s account for the amount of such fee. The Administrative Agent will send Borrower an invoice setting forth the amount of such fee and the basis upon which it was calculated.

2.10 Use of Proceeds. The Revolving Credit Facility, to the extent available, shall be used on the date of this Agreement for the continuation of obligations under the revolving credit facility in effect with Manufacturers and Traders Trust Company prior to the date of this Agreement. Thereafter the Revolving Credit Loans will be available for the Borrower’s general corporate purposes. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

ARTICLE III - AMOUNT AND TERMS OF THE FIRST LIEN TERM LOAN A

3.1 First Lien Term Loan A. The Lenders agree, on the terms and conditions hereinafter set forth, to continue in effect certain loans (the “First Lien Term Loan A”) made to Borrower under the terms of the Prior Agreement, as modified hereby, in the aggregate principal amount of Twenty-Four Million Dollars ($24,000,000.00).

3.2 Principal Payments on First Lien Term Loan A. The Borrower agrees to pay the principal amount of the First Lien Term Loan A in consecutive quarterly installments based upon the following schedule:

Payment Date	Quarterly Principal Payment
1/1/07, 4/1/07, and 7/1/07, and 10/1/07	$800,000

1/1/08, 4/1/08, 7/1/08, and 10/1/08	$1,075,000

1/1/09, 4/1/09, 7/1/09, and 10/1/09	$1,250,000

1/1/10, 4/1/10, 7/1/10, and 10/1/10	$1,375,000

1/1/11, 4/1/11, and 7/1/11	$1,500,000

The entire unpaid principal amount of the First Lien Term Loan A shall be due and payable on the First Lien Term Loan A Maturity Date.

3.3 Interest.

(a) The Borrower agrees to pay interest to the Lenders on the outstanding principal amount of the First Lien Term Loan A at either the Base Rate or the LIBOR Interest Rate as the case may be, in each case plus the Applicable Margin. Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective. Each LIBOR Interest Rate shall be effective for the applicable Interest Period. Interest on the First Lien Term Loan A shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b) Interest on the First Lien Term Loan A shall be paid in immediately available funds to the Administrative Agent, in the case of Base Rate Loans on the first day of each month and in the case of LIBOR Loans, on the last day of the Interest Period with respect thereto, but in any event at least every three months. All remaining accrued interest shall be due and payable on the First Lien Term Loan A Maturity Date.

3.4 Use of Proceeds. The proceeds of the First Lien Term Loan A shall be used by Borrower to refinance existing senior term debt of the Borrower. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

3.5 Excess Cash Flow Recapture Mandatory Prepayment. Subject to Section 6.3(e) and only after payment in full of the First Lien Term Loan B, on or before the one-hundredth (100th) day after the end of each of its Fiscal Years commencing with the fiscal year ending December 30, 2006, the Borrower agrees to prepay the First Lien Term Loan A in an amount equal to seventy-five percent (75%) of Excess Cash Flow (calculated on a consolidated basis) for such Fiscal Year just ended; provided however, such mandatory prepayments shall be reduced to 50% of Excess Cash Flow if the Average Borrowed Funds to EBITDA Ratio is less than 2.75 to 1.00 calculated as of the end of the applicable Fiscal Year, and shall be eliminated if the Average Borrowed Funds to EBITDA Ratio is less than 2.50 to 1.00 calculated as of the end of the applicable Fiscal Year.

ARTICLE IV - AMOUNT AND TERMS OF THE FIRST LIEN TERM LOAN B

4.1 First Lien Term Loan B. The Lenders agree, on the terms and conditions hereinafter set forth, to continue in effect certain loans (the “First Lien Term Loan B”) made to Borrower under the terms of the Prior Agreement, as modified hereby, in the aggregate principal amount of Ten Million Dollars ($10,000,000.00).

4.2 Principal Payments on First Lien Term Loan B. The entire unpaid principal amount of the First Lien Term Loan B shall be due and payable on the First Lien Term Loan B Maturity Date.

4.3 Interest.

(a) The Borrower agrees to pay interest to the Lenders on the outstanding principal amount of the First Lien Term Loan B at the LIBOR Interest Rate plus the Applicable Term Loan B Margin. Each LIBOR Interest Rate shall be effective for the applicable Interest Period. Interest on the First Lien Term Loan B shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

(b) Interest on the First Lien Term Loan B shall be paid in immediately available funds to the Administrative Agent on the last day of the Interest Period with respect thereto, but in any event at least every three months. All remaining accrued interest shall be due and payable on the First Lien Term Loan B Maturity Date.

4.4 Use of Proceeds. The proceeds of the First Lien Term Loan B shall be used by Borrower to refinance existing senior term and bridge debt of the Borrower. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

4.5 Excess Cash Flow Recapture Mandatory Prepayment. On or before the one-hundredth (100th) day after the end of each of its Fiscal Years commencing with the fiscal year ending December 30, 2006, the Borrower agrees to prepay the First Lien Term Loan B in an amount equal to seventy-five percent (75%) of Excess Cash Flow (calculated on a consolidated basis) for such Fiscal Year just ended; provided however, such mandatory prepayments shall be reduced to 50% of Excess Cash Flow if the Average Borrowed Funds to EBITDA Ratio is less than 2.75 to 1.00 calculated as of the end of the applicable Fiscal Year, and shall be eliminated if the Average Borrowed Funds to EBITDA Ratio is less than 2.50 to 1.00 calculated as of the end of the applicable Fiscal Year.

ARTICLE V - LETTERS OF CREDIT SUBFACILITY

5.1 Letter of Credit Subfacility. Subject to the terms and conditions of this Agreement and provided the Borrower complies with all application requirements of the Issuing Bank for issuing letters of credit, prior to the Termination Date the Issuing Bank agrees to issue and extend standby and commercial letters of credit (“Letters of Credit”) for the account of Borrower: provided, however, that (a) no Letter of Credit shall have an expiration date that is later than the earlier of one year after the date of issuance thereof or the Termination Date (provided that a Letter of Credit may provide that it is extendable for consecutive one year periods if such period does not end after the Termination Date); (b) Borrower shall not request that the Issuing Bank issue any Letter of Credit, if, after giving effect to such issuance, the sum of the aggregate Letter of Credit Obligations plus the aggregate outstanding principal amount of all outstanding Revolving Credit Loans and Swing Line Loans would exceed the lesser of (i) the aggregate Revolving Credit Commitments and (ii) the aggregate amount then available under the Borrowing Base; and (c) Borrower shall not request that the Issuing Bank issue any Letter of Credit if after giving effect to such issuance, the aggregate Letter of Credit Obligations would exceed $6,000,000.

At least three Business Days prior to the date a Letter of Credit is to be issued, the Administrative Agent and the Issuing Bank must receive notice from the Borrower (in writing or by confirmed telefacsimile) specifying the proposed terms of the Letter of Credit including the beneficiary, the face amount, the draw terms, the maturity date, and the nature of the transactions or obligations to be supported thereby. The Administrative Agent will provide prompt notice by telefacsimile to the Lenders with a copy of such notice.

5.2 Fees. The Borrower will pay to the Administrative Agent for the benefit of the Banks non-refundable Letter of Credit fees (“Letter of Credit Fees”) based upon the aggregate outstanding face amount of Letters of Credit quarterly in arrears, calculated at a per annum rate equal to equal to the then Applicable Margin for Revolving Credit Loans.

5.3 Reimbursement. Prior to issuance of each Letter of Credit, the Borrower will execute a Letter of Credit Reimbursement Agreement (each a “Reimbursement Agreement”) in form and substance satisfactory to Issuing Bank, documenting its Obligations with respect to the Letters of Credit (such Obligations being the Borrower’s “Reimbursement Obligations”). To the extent of any conflict between the terms of this Agreement and the Reimbursement Agreement or any letter of credit application, the terms of this Agreement shall control.

5.4 Participations.

(a) Immediately upon Issuing Bank’s issuance of any Letter of Credit, Issuing Bank shall be deemed to have sold and transferred to each other Lender with a Revolving Credit Commitment, and each other such Lender shall be deemed irrevocably and unconditionally to have purchased and received from Issuing Bank, without recourse or warranty, an undivided interest and participation (to the extent of such Lender’s Proportionate Share of the aggregate Revolving Credit Commitment) in the Letter of Credit and all applicable rights of Issuing Bank in the Letter of Credit (other than rights to receive fees other than Letter of Credit Fees). Issuing Bank agrees to provide the Administrative Agent, and the Administrative Agent agrees to provide to each other Lender, a copy of each Letter of Credit promptly after issuance. However, the Issuing Bank’s or Administrative Agent’s failure to promptly send to Lenders a copy of an issued Letter of Credit shall not affect the rights and obligations of Issuing Bank and Lenders under this Agreement.

(b) To induce the Issuing Bank to issue and maintain Letters of Credit, and to induce Lenders to participate in issued Letters of Credit, Borrower agrees to pay or reimburse Issuing Bank (i) within one (1) Business Day after Borrower receives notice from Issuing Bank that any draft or draw request has been properly presented under any Letter of Credit, or, if the draft of draw request is for payment at a future date, within one (1) Business Day before the payment date specified in the draw request, the amount paid or to be paid by the Issuing Bank and (ii) promptly, upon demand, the amount of any additional fees Issuing Bank customarily charges for the application and issuance of an Letter or Credit, for confirming, negotiating or amending Letter of Credit agreements, for honoring drafts and draw requests, and taking similar action in connection with letters of credit. If Borrower does not timely pay or reimburse Issuing Bank for any drafts or draw requests paid or to be paid, Issuing Bank shall notify the Administrative Agent and Swing Line Lender. The Swing Line Lender shall fund the Borrower’s reimbursement obligations under the Swing Line, or if the unused Swing Line Commitment is insufficient to fully fund such obligations, the Administrative Agent shall fund Borrower’s reimbursement obligations as a Borrowing under the Revolving Credit Facility and the proceeds of the Borrowing shall be advanced directly to the Issuing Bank to pay Borrower’s unpaid reimbursement obligations. If a Borrowing is not available under the Swing Line Facility or Revolving Credit Facility to fund the reimbursement obligations as a Borrowing thereunder, then Borrower’s reimbursement obligation shall constitute a demand obligation. Borrower’s reimbursement obligations shall accrue interest at the Base Rate plus the Applicable Margin from the date the Issuing Bank pays the applicable draft or draw request through the date the Issuing Bank is paid or reimbursed by Borrower; provided, however, if such reimbursement is not made within one Business Day directly by Borrower or through a Borrowing under the Swing Line or Revolving Credit Facility, at the three percentage points (3%) plus the Base Rate plus the Applicable Margin from the date Issuing Bank pays the applicable draft or draw request through the date Issuing Bank is paid or reimbursed by Borrower. Borrower’s obligations under this Section 5.4(b) are absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that Borrower may have at any time against the Issuing Bank or any other Person. The Issuing Bank shall promptly deliver to the Administrative Agent, and the Administrative Agent shall promptly distribute, reimbursement payments received from Borrower to all Lenders according to their Proportionate Shares of the aggregate Revolving Credit Commitment.

(c) The Issuing Bank shall promptly notify Borrower of the date and amount of any draft or draw request presented for honor under any Letter of Credit (but failure to give notice will not affect Borrower’s obligations under this Agreement). The Issuing Bank shall pay the requested amount upon presentment of a draft or draw request unless presentment on its face does not comply with the terms of the applicable Letter of Credit. When making payment, the Issuing Bank may disregard (i) any default or potential default that exists under any other agreement and (ii) obligations under any other agreement that have or have not been performed by the beneficiary or any other Person (and Issuing Bank is not liable for any of those obligations). Borrower’s reimbursement obligations to Issuing Bank and Lenders, and each Lender’s obligations to Issuing Bank, under this Section 5.4 are absolute and unconditional irrespective of, and Issuing Bank is not responsible for, (A) the validity, enforceability, sufficiency, accuracy, or genuineness of documents or endorsements (even if they are in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent, or forged), (B) any dispute by any Person with or any Person’s claims, setoffs, defenses, counterclaims, or other rights against Issuing Bank, Administrative Agent, any Lender, or any other Person, or (iii) the occurrence of any potential Default or Default.

(d) If Borrower fails to reimburse Issuing Bank as provided in Section 5.3 and a Borrowing does not occur under the Swing Line Facility of Revolving Credit Facility to satisfy the reimbursement obligations, Issuing Bank shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each Revolving Credit Facility Lender of Borrower’s failure, of the date and amount paid, and of each Lender’s Proportionate Share of the unreimbursed amount. Each such Lender shall promptly and unconditionally make available to Issuing Bank in immediately available funds its Proportionate Share of the unpaid reimbursement obligation. Such funds are due and payable to Issuing Bank before the close of business on (i) the Business Day Issuing Bank gives notice to each such Lender of Borrower’s reimbursement failure if the notice is received by a Lender before 2:00 p.m. in the time zone where such Lender’s office for receipt of notices hereunder is located, or (ii) on the next succeeding Business Day after the Business Day Issuing Bank gives notice to each such Lender of Borrower’s reimbursement failure, if notice is received after 2:00 p.m. in the time zone where such Lender’s office for receipt of notices hereunder is located. All amounts payable by any Lender accrue interest at the Federal Funds Rate from the day the applicable draft or draw is paid by Issuing Bank to (but not including) the date the amount is paid by the Lender to Issuing Bank.

(e) On the Termination Date, or upon any demand by Administrative Agent during the continuance of any Default, Borrower shall provide to Administrative Agent, for the benefit of the Issuing Bank and Revolving Credit Facility Lenders, cash collateral in an amount equal to the then-existing exposure under Letters of Credit. Any cash collateral provided by Borrower to Administrative Agent in accordance with this Section 5.4(e) shall be deposited by Administrative Agent in an interest bearing cash collateral account maintained with Administrative Agent at the office of Administrative and, upon the surrender of any Letter of Credit, Administrative Agent shall deliver the appropriate funds on deposit in such collateral account to Borrower together with interest accrued on such funds.

5.5 Indemnity. The Borrower hereby agrees to indemnify and hold harmless the Administrative Agent, Issuing Bank, and each of the Lenders from and against any and all losses, liabilities, claims, damages, costs, or expenses of any kind or nature (including consequential damages) that they may incur or that may be claimed against them by reason of or related in any manner to the Letters of Credit; provided, however, that the Borrower shall not be required to indemnify the Administrative Agent, Issuing Bank, or any of the Lenders from and against any such losses, liabilities, claims, damages, costs, or expenses to the extent, but only to the extent, that they are caused by a failure to honor a draw under a Letter of Credit that conforms strictly to the requirements of the Letter of Credit, by a failure to perform contractual obligations, or by the willful misconduct or gross negligence of the Administrative Agent, Issuing Bank, or any of the Lenders respectively.

ARTICLE VI - CERTAIN GENERAL PROVISIONS

6.1 Notice and Manner of Borrowing; Conversions and Renewals; Funding.

(a) Revolving Credit Facility and Swing Line Facility Borrowings. Borrower shall give the Administrative Agent notice of any Revolving Credit Facility Borrowing under this Agreement, at least one (1) Business Day before each Base Rate Loan (or if the Administrative Agent also is the sole Lender, on or prior to the day of the Base Rate Loan), and at least three (3) Business Days before each LIBOR Loan, specifying: (i) the date of such Loan; (ii) the amount of such Loan; (iii) the Type of Loan; and (iv) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto. Borrower shall give the Administrative Agent notice of any Swing Line Facility Borrowing on or prior to the day of the Borrowing specifying the amount of such Loan.

(b) Conversions and Renewals. Borrower may elect from time to time to convert all or a part of one Type of Loan into another Type of Loan or to renew all or part of a Loan by giving the Administrative Agent notice at least one (1) Business Day before conversion into a Base Rate Loan and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying: (a) the renewal or conversion date; (b) the amount of the Loan to be converted or renewed; (c) in the case of conversions, the Type of Loan to be converted into; and (d) in the case of renewals of or a conversion into LIBOR Loans, the duration of the Interest Period applicable thereto; provided that LIBOR Loans can be converted only on the last day of the Interest Period for such Loan. If the Borrower shall fail to give the Administrative Agent the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into a Base Rate Loan on the last day of the Interest-Period for such Loan. Each LIBOR Loan shall be in an amount not less than One Million Dollars ($1,000,000) and in Five Hundred Thousand Dollar ($500,000) increments. The Borrower may not have more than six (6) LIBOR elections in effect at any one time with respect to Revolving Credit Loans, more than three (3) LIBOR elections in effect at any one time with respect to First Lien Term Loan A, nor more than three (3) Interest Period elections in effect at any one time with respect to First Lien Term Loan B.

(c) Time and Manner of Notices. All notices given by the Borrower under this Section 5.1 shall be irrevocable and shall be given not later than 11:00 A.M. (New York time) on the day which is not less than the number of Business Days specified above for such notice.

(d) Notice to Lenders. Following receipt of a notice pursuant to Sections 6.1(a) or 6.1(b), the Administrative Agent shall promptly notify each Lender of the amount of its Proportionate Share of the applicable Loans, and the Administrative Agent shall notify each Lender of the details of any conversion or continuation described in Section 6.1(b).

(e) Funding of Swing Line Loans. Subject to the terms of this Agreement, not later than 3:00 P.M. (New York time) on the date of any Swing Line Loan the Administrative Agent shall credit the amount of such Borrowing, in immediately available funds, to the account of the Borrower maintained with the Administrative Agent for that purpose.

(f) Funding of Revolving Credit Loans. Subject to the terms of this Agreement, not later than 3:00 P.M. (New York time) on the date of any such Revolving Credit Loan each Lender shall make its Proportionate Share of such Borrowing available in immediately available funds to the Administrative Agent at the Agent Office, for credit to the account of the Borrower. The Administrative Agent shall credit all amounts so received (including its Proportionate Share of such Borrowing), in immediately available funds to the account of the Borrower maintained with the Administrative Agent for that purpose.

6.2 Method of Payment. Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 A.M. (New York time) on the date when due in lawful money of the United States to the Administrative Agent at its Principal Office in immediately available funds. Borrower hereby authorizes the Administrative Agent, if and to the extent payment is not made when due under this Agreement or under the Notes, to charge from time to time against any account of Borrower with the Administrative Agent any amount as due. Whenever any payment to be made under this Agreement or under the Notes shall be stated to be due on a day other than a Business Day, such payments shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

6.3 Prepayments

(a) LIBOR Loans made under the Revolving Credit Facility and the First Lien Term Loan A are prepayable only at the end of the respective applicable Interest Periods. Breakage costs pursuant to Section 6.7 will apply to any payment of principal under the Revolving Credit Facility, First Lien Term Loan A, and First Lien Term Loan B for any reason during an applicable Interest Period, including without limitation by reason of acceleration.

(b) The Administrative Agent reserves the right to require advance notice for all prepayments of Base Rate Loans and LIBOR Loans.

(c) Voluntary principal prepayments of the First Lien Term Loan A must be in minimum amounts of $1,000,000 each, and under the Revolving Credit Facility must be in minimum amounts of $200,000 each. Voluntary principal prepayments of the First Lien Term Loan A, other than by reason of a Non-Premium Event, during the period from the date of this Agreement through the close of business on November 13, 2009 are subject to payment of the

Prepayment Premium. Voluntary prepayments of the First Lien Term Loan A shall be applied to the principal installments in the inverse order of their maturities. No voluntary prepayment may be made with respect to First Lien Term Loan B without the prior consent of the Administrative Agent.

(d) Mandatory principal prepayments of First Lien Term Loan A shall be made within five Business Days after the date received by any Credit Party in an amount equal to:

(i) one hundred percent (100%) of Net Cash Proceeds of any Asset Disposition outside of the ordinary course of business in excess of $100,000,

(ii) one hundred percent (100%) of the Net Cash Proceeds from any Casualty Event unless used to restore, repair, or replace the property with respect to which the Net Cash Proceeds were received,

(iii) one hundred percent (100%) of the Net Cash Proceeds from the issuance of Debt, and

(iv) seventy-five percent (75%) of Net Cash Proceeds from any Equity Issuance except

(A) Net Cash Proceeds from Equity Issuances for the purpose of funding acquisitions approved in advance by the Administrative Agent and

(B) Net Cash Proceeds of less than $100,000 in any fiscal year of Equity Issuances in connection with the exercise by employees or directors of stock options.

Mandatory prepayments of the First Lien Term Loan A under this Section 6.3(d) shall not be subject to the Prepayment Premium.

(e) Each Mandatory Prepayment shall be applied to unpaid principal of the First Lien Term Loan A in inverse order of the dates on which payments are due thereunder, and shall not be subject to the Prepayment Premium.

6.4 Illegality. Notwithstanding any other provision in this Agreement, if the Administrative Agent is advised by the Requisite Lenders that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority or comparable agency charged with the interpretation or administration thereof, or compliance by such Lenders with any request or directive (whether or not having the force of law) of any such Governmental Authority or comparable agency shall make it unlawful, impossible, or impracticable as a result of a contingency occurring after the date of this Agreement which materially adversely alters the interbank market for such Lenders to maintain or fund LIBOR Loans, then upon notice to the Borrower, the outstanding principal amount of all LIBOR Loans, together with interest accrued thereon, and any other amounts payable to such Lenders under this Agreement shall be repaid (a) immediately upon demand of the Administrative Agent acting upon the direction of the Requisite Lenders if such change or compliance with such request, in the judgment of such Lenders, requires immediate repayment, or (b) at the expiration of the last Interest Period to expire before the effective date of any such change or request.

6.5 Disaster. Notwithstanding anything to the contrary herein, if any Lender determines (which determination shall be conclusive) that:

(a) quotations of interest rates for the relevant deposits referred to in the definition of LIBOR Interest Rate are not being provided in the relevant amounts or for the relative maturities for purposes of determining the rate of interest on a LIBOR Loan as provided in this Agreement; or

(b) the relevant rates of interest referred to in the definition of LIBOR Interest Rate upon the basis of which the rate for any such Type of Loan is to be determined do not accurately cover the cost to such Lender of making or maintaining LIBOR Loans;

then such Lender shall forthwith give notice thereof to the Borrower, whereupon (i) the obligation of such Lender to make LIBOR Loans shall be suspended until such Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, and (ii) the Borrower shall repay in full the then outstanding principal amount of each LIBOR Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Loan.

6.6 Increased Cost.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 6.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such

Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 6.6 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 6.6 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

6.7 Funding Loss Indemnification. Upon notice to Borrower from the Administrative Agent, Borrower shall pay to each Lender such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate them for any loss, cost, liability, funding loss, or expense (in each case whether by reason of any reduction in yield, the liquidation or reemployment of any deposit or other funds acquired by the Lender, the fixing of any interest rate payable on LIBOR Loans, or otherwise) incurred directly or indirectly as a result of:

(a) any payment of a LIBOR Loan on a date other than the last day of the Interest Period for such Loan including, but not limited to acceleration of the Loans; or

(b) any failure by Borrower to borrow or convert a LIBOR Loan on the date for borrowing or conversion specified in the relevant notice under Section 6.1, as the case may be, or

(c) any failure by Borrower to pay a LIBOR Loan on any date for payment specified in Borrower’s written notice of intention to pay such LIBOR Loan,

(d) other event pursuant to which a LIBOR Loan is converted to a Base Rate Loan, or

(e) any assignment required by Section 6.17.

6.8 Costs and Expenses. The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank), and shall pay all allocated costs of inhouse legal counsel of the Administrative Agent, any Lender or the Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 6.8, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. All payments due under this Section 6.8 shall be due not later than five Business Days after demand therefor.

6.9 Indemnification by Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all allocated costs of inhouse counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (B) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. All payments due under this Section 6.9 shall be due not later than five Business Days after demand therefor.

6.10 Default Interest Rate. Upon the occurrence of an Event of Default, notwithstanding anything else herein, (i) the Borrower’s right with respect to the Revolving Credit Facility and the First Lien Term Loan A to renew, elect, or convert to LIBOR Loans shall cease and all renewals, elections, or conversions shall be to Base Rate Loans, and (ii) the rate of interest on all Loans shall be increased automatically to a rate at all times equal to three percentage points (3%) above the rate of interest which would be in effect absent such failure of compliance and fees applicable to Letters of Credit shall be increased by three percentage points (3%), such increased rate and fees to remain in effect through and including the satisfaction and payment in full of all of the Obligations and the termination of the Commitment, or written waiver of such Event of Default by the Administrative Agent.

6.11 Late Payment Fees. Payments of principal and/or interest not made in full before the date five (5) days after the date due shall be subject to a processing charge of five percent (5%) of the payment due.

6.12 Payment of Fees. Borrower hereby authorizes the Administrative Agent to withdraw an amount equal to the fees which are due and payable hereunder from any of its accounts with the Administrative Agent if not paid on the due date for such fees. The Administrative Agent shall give the Borrower notice of any such withdrawals, provided, however, that failure by the Administrative Agent to give the Borrower notice shall not prevent the Administrative Agent from making any such withdrawals under this Section 6.12.

6.13 Prepayments Upon Default. If by reason of an Event of Default the Lenders elect to declare the Obligations to be immediately due and payable and/or to reduce or terminate the Commitment, then any indemnities pursuant to Section 6.7, the Prepayment Premium, and the Reduction Fee shall become due and payable in the same manner as though the Borrower had reduced or terminated the Revolving Credit Commitment, or prepaid the First Lien Term Loan A, as applicable.

6.14 Notes; Evidence of Obligations.

(a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in a register maintained by the Administrative Agent and shall, if requested by such Lender, also be evidenced by a promissory note or notes duly executed and delivered by the Borrower substantially in the form of Exhibit B, Exhibit C, Exhibit D, or Exhibit E, as applicable, with blanks appropriately completed in conformity herewith.

(b) Any Note issued to a Lender shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns, (iii) be in a stated principal amount equal to the applicable Loans made by such Lender, and be payable in the outstanding principal amount of Loans evidenced thereby from time to time, (iv) mature and bear interest as provided in this Agreement, (v) be subject to voluntary and mandatory prepayment as provided in this Agreement, and (vi) be entitled to the benefits of this Agreement and the other Loan Documents.

(c) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(d) Notwithstanding anything to the contrary contained above in this Section 6.14 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (c). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

6.15 Obligations Related to Rate Management Transactions. In the event that the Borrower enters into any Rate Management Transaction with any Lender, any costs incurred by the Lender or its Affiliates in connection therewith, including any interest, expenses, fees, premiums, penalties or other charges associated with any obligations undertaken by the Lender or its Affiliates to hedge or offset the Lender’s or its Affiliates obligations pursuant to such agreement, or the termination of any such obligations, shall be (i) deemed additional interest and/or a related expense (to be determined in the sole discretion of the Lender) and due as part of the Obligations and secured by all collateral for and covered by all guarantees of the Obligations to the full extent thereof, and included in any judgment in any proceeding instituted by the Lender.

6.16 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.16) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Other Taxes. Without limiting the provisions of Section 6.16(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification for Taxes. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 6.16) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 6.16, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 6.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

6.17 Mitigation of Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 6.6, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 6.6 or Section 6.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 6.6, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.19, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 14.19;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit (including disbursements thereunder), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 6.7) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 6.6 or payments required to be made pursuant to Section 6.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable law.

(c) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE VII - REPRESENTATIONS OF BORROWER

The Borrower represents and warrants to the Lenders as follows:

7.1 Organization and Power.

(a) Each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to transact business and in good standing in all other states and jurisdictions in which it is required to qualify or in which failure to qualify could have a Material Adverse Effect. The jurisdictions of formation and qualification for each of the Credit Parties are described in Schedule 7.1.

(b) Each of the Credit Parties has full power and authority to own its properties, to carry on its business as now being conducted, to execute, deliver and perform the Agreement and all related documents and instruments, and to consummate the transactions contemplated hereby.

7.2 Proceedings of Borrower

(a) All necessary action on the part of the Credit Parties relating to authorization of the execution and delivery of this Agreement and the Loan Documents, and the performance of the Obligations of the Credit Parties, hereunder and thereunder has been taken. This Agreement and the Loan Documents constitute legal, valid and binding obligations of the Credit Parties, as applicable, enforceable in accordance with their respective terms.

(b) The execution and delivery by the Borrower of this Agreement and the Loan Documents, and the performance by each of the Credit Parties of their respective obligations under this Agreement and the Loan Documents will not violate any provision of law or their respective Certificates of Incorporation or By-Laws. The execution, delivery and performance of this Agreement and the Loan Documents, and the consummation of the transactions contemplated hereby will not violate, be in conflict with, result in a breach of, or constitute a default under any agreement to which any of the Credit Parties is a party or by which any of its properties is bound, or any order, writ, injunction, or decree of any court or Governmental Authority, and will not result in the creation or imposition of any Lien, charge or encumbrance upon any of its properties, and do not require the consent or approval of any Governmental Authority.

7.3 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (i) those that have otherwise been obtained or made on or prior to the date of this Agreement and which remain in full force and effect on the date of this Agreement, and (ii) any “Foreign Ownership, Control or Influence” approvals that may be necessary for the Administrative Agent to exercise any remedies under the Loan Documents), or exemption by, any Governmental Authority, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Loan Document or the legality, validity, binding effect or enforceability of any such Loan Document.

7.4 Capitalization. All of the outstanding Capital Securities of Borrower are duly authorized, validly issued and fully paid. All of the Capital Securities of each of Borrower’s Subsidiaries are owned by Borrower or a Subsidiary of Borrower.

7.5 Litigation. Except as set forth on Schedule 7.5, as of the date hereof there is no action, suit or proceeding at law or in equity by or before any court or any Governmental Authority pending or, to the knowledge of the Credit Parties threatened against or affecting the Credit Parties, (i) that brings into question the legality, validity or enforceability of this Agreement or the transactions contemplated hereby or (ii) that, if adversely determined, is not adequately covered by insurance and would have a Material Adverse Effect.

7.6 Financial Condition.

(a) The audited consolidated balance sheets of Borrower as of the Fiscal Year ended December 31, 2005, and the related statements of operation, stockholders equity and cash flows (including supporting footnote disclosures) for the fiscal years then ended, with the opinion of Grant Thornton, LLP (collectively, the “Financial Statements”), all heretofore furnished to the Administrative Agent, have been prepared in accordance with GAAP consistently applied throughout the periods indicated are all true and correct in all material respects and present fairly the financial condition at the date of said financial statements and the results of operations for the fiscal period then ending. The Credit Parties as of such date did not have any significant liabilities, contingent or otherwise, including liabilities for Taxes or any unusual forward or long-term commitments which were not disclosed by or reserved against in the Financial Statements, and at the present time there are no material unrealized or anticipated losses from any unfavorable commitments of the Credit Parties. All such Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. As of the date of this Agreement, the Borrower does not know of any basis for the assertion against it or any of the Credit Parties of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to this Section which, either individually or in the aggregate, could reasonably be expected to be material to the Credit Parties taken as a whole.

(b) On and as of the date of this Agreement, and after giving effect to all Indebtedness (including the Loans) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis) and of the Credit Parties (taken as a whole) will exceed its or their respective debts, (ii) the Borrower (on a stand-alone basis) and the Credit Parties (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) the Borrower (on a stand-alone basis) and the Credit Parties (taken as a whole) will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 7.6(b), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

7.7 Material Adverse Changes. As of the date of this Agreement, since December 31, 2005 there has been no Material Adverse Effect and no material adverse change in the operations, business, property, assets or condition, financial or otherwise of the Credit Parties, taken as a whole, except for changes disclosed prior to the date of this Agreement by the Borrower either (i) in writing to the Administrative Agent or (ii) in the Borrower’s filings with the Securities and Exchange Commission.

7.8 Taxes. Each of the Credit Parties have filed or caused to be filed when due all federal tax returns or extensions and all state and local tax returns or extensions that are required to be filed, and have paid or caused to be paid all Taxes as shown on said returns or any assessment received. The filed returns accurately reflect in all material respects all liability for Taxes of the Credit Parties, as applicable, for the periods covered thereby. Each of the Credit Parties has paid all material Taxes payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and fully provided for on the consolidated financial statements of the Borrower in accordance with GAAP. None of the Credit Parties’ tax returns are being audited on the date of this Agreement and none of the Credit Parties, have been notified of any intention by any taxing authority to conduct such an audit.

7.9 Properties; Liens. The Credit Parties have good and marketable title to all of their properties and assets, including without limitation, the properties and assets reflected in the Financial Statements free and clear of all Liens, except for Permitted Liens. The Credit Parties have a valid leasehold estate and undisturbed peaceable possession under all leases under which they are operating, which are not owned by them, none of which contain unusual or burdensome provisions that may materially affect the operations of the Credit Parties, and all such leases are in full force and effect.

7.10 Indebtedness. Except for Permitted Indebtedness (as defined in Section 10.1), the Credit Parties have no outstanding Indebtedness.

7.11 Franchises; Permits. The Credit Parties possesses all franchises, permits, licenses and other authority as are necessary to enable the Credit Parties to conduct their business as now being conducted. The Credit Parties are not in default under any such franchise, permit, license or authority such that it would have a Material Adverse Effect.

7.12 Margin Securities. No proceeds of the Obligations have been or will be used for the purpose of purchasing or carrying Margin Securities as defined in Regulation U of the Federal Reserve Board.

7.13 Compliance With Law.

(a) None of the Credit Parties is in violation of any laws, ordinances, governmental rules, requirements, or regulations, or any order, writ, injunction or decree of any court or Governmental Authority, to which it is subject which violation could reasonably be expected to have a Material Adverse Effect. Each of the Credit Parties has obtained and is in compliance with all licenses, permits, franchises, and Governmental Authority authorizations necessary for the ownership of its properties and the conduct of its business, for which failure to comply could reasonably be expected to have a Material Adverse Effect.

(b) To the extent applicable, each of the Credit Parties is in compliance with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act, except in each case such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Neither the Borrower nor any of the Credit Parties, nor, to the knowledge of the Borrower, any director, officer, agent, employee (whether full time or contract), representative or other person acting on behalf of the Credit Parties has, in the course of its actions for, or on behalf of, the Credit Parties, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government Person or employee (whether full time or contract) from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government Person or employee (whether full time or contract).

7.14 Patents; Trademarks; and Authorizations. The Credit Parties own, possess or have licenses for all of the domain names, patents, trademarks, service marks, trade names, copyrights, licenses, authorizations, trade secrets, proprietary information, and know-how, and all rights with respect to the foregoing (collectively, the “Intellectual Property”), necessary to the conduct of their business as now conducted. A complete list of all such Intellectual Property with respect to which registrations have been issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office, or any comparable Governmental Authority is set forth on the Schedule 7.14. Except as disclosed in Schedule 7.5, to the knowledge of the Credit Parties, no product, process, method, substance, part or other material presently contemplated to be sold by or employed by any of the Credit Parties in connection with its business infringes or may infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other person. Except as disclosed in Schedule 7.5, there is no pending or threatened claim or litigation against or affecting any of the Credit Parties contesting its right to sell or use any such product, process, method, substance, part or other material. There is not pending or proposed any patent, invention, device application or principle or any statute, law, rule, regulation, standard or code which would prevent, inhibit or render obsolete the production or sale of any products of, or substantially reduce the projected revenues of or otherwise have a Material Adverse Effect.

7.15 Contracts and Agreements.

(a) None of the Credit Parties is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect, and each the Credit Parties is in compliance in all material respects with all material contracts and agreements to which it is a party.

(b) None of the Credit Parties has knowledge of (i) an existing Organizational Conflict of Interest, as defined by the Federal Acquisition Regulation (“FAR”) 2.101, that has not been resolved through an appropriate mitigation plan or (ii) circumstances that could be reasonably likely to negatively affect in any material respects the Credit Parties’ ability to be awarded government contracts similar to those which the any of the Credit Parties is currently performing.

(c) None of the Credit Parties has knowledge of any payment by any Credit Parties to any Person in connection with any material government contract made in violation of applicable procurement statutes, regulations or the provisions of any of the Credit Parties’ material government contracts.

(d) With respect to each government contract to which any of the Credit Parties is a party or bound, (i) neither the United States Government nor any prime contractor, subcontractor or other Person has notified any of the Credit Parties, in writing or otherwise, that any of the Credit Parties has breached or violated any requirement of law, or material certificate or representation, or any clause which has resulted in a cure notice which in each case, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and (ii) solely with respect to material government contracts, no termination for default is currently in effect pertaining to any such material government contract.

(e) (i) Neither any of the Credit Parties or any of their respective directors or officers is (or during the last five (5) years has been) under civil investigation by the United States Department of Justice or a state attorney general or under criminal investigation by any Governmental Authority, or is under indictment by any Governmental Authority with respect to any irregularity, misstatement or omission arising under or relating to any activities of the Credit Parties under a government contract and (ii) during the last five (5) years, none of the Credit Parties has made a voluntary disclosure to the United States Government with respect to any irregularity, misstatement or omission arising under or relating to a government contract, except, in each case, for any such investigation, indictment, voluntary disclosure, irregularity, misstatement or omission which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(f) There exist (i) no outstanding material claims against the Credit Parties, either by the United States Government or by any prime contractors, subcontractor, vendor or other third party, arising under or relating to any government contract and (ii) no disputes between the any of the Credit Parties and the United States Government under the Contract Disputes Act or any other Federal statute or between any of the Credit Parties and any prime contractor, subcontractor or vendor arising under or relating to any government contract, which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(g) None of the Credit Parties or any of their respective directors, officers, owners, partners, or to the knowledge of the foregoing, employees, is (or during the last five (5) years has been) suspended or debarred from doing business with the United States Government or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for United States Government contracting.

(h) No notice of suspension, debarment, cure notice, show cause notice or notice of termination for default is in effect which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect has been issued by the United States Government to any of the Credit Parties and none of the Credit Parties is a party to any pending, or to the Borrower’s knowledge threatened, suspension, debarment, termination for default issued by the United States Government or other adverse United States Government action or proceeding in connection with any contract with the United States Government which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(i) No cost incurred pertaining to any government contract of any of the Credit Parties has been disallowed by the United States Government or any of its agencies or, to the knowledge of any of the Credit Parties, is the subject of any investigation or which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(j) On the date hereof the cost accounting systems and government property management systems with respect to the material government contracts of the Credit Parties comply in all material respects with the applicable cost accounting standards set forth in FAR Sections 30 and 45 respectively.

7.16 Subsidiaries and Affiliates. Except for Trask, Penobscot, Royal, Altama, Altama PR, PXG Canada, Chambers, and Bahama, each of which are wholly-owned Subsidiaries of Borrower, and Subsidiaries permitted by Section 10.10 below, Borrower has no Subsidiaries or Affiliates. Each of Trask, Penobscot, Royal, Altama, Altama PR, Chambers, and Bahama have no material assets and conduct no material business with the sole exception of real estate owned by Penobscot and Altama.

7.17 ERISA. Except as set forth on the Schedule 7.17:

(a) Identification of Plans. (i) Neither any of the Credit Parties, nor any ERISA Affiliate, maintains or contributes to, or has maintained or contributed to, any Plan that is an ERISA Plan, and (ii) the Credit Parties and their ERISA Affiliates do not maintain or contribute to, or have not maintained or contributed to, any Plan that is an Executive Arrangement;

(b) Compliance. Each Plan has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, except such noncompliance (when taken as a whole) that will not have a Material Adverse Effect;

(c) Liabilities. Neither any of the Credit Parties, nor any ERISA Affiliate, is currently, and has not been obligated in the last six (6) years to make contributions (directly or indirectly) to a Multiemployer Plan, and is not currently subject to any liability (including withdrawal liability), Tax or penalty whatsoever to any person whomsoever with respect to any Plan including, but not limited to, any Tax, penalty or liability arising under Title I or Title IV or ERISA or Chapter 43 of the Code, except such liabilities (when taken as a whole) as will not have a Material Adverse Effect; and

(d) Funding. Each Credit Party and each ERISA Affiliate have made full and timely payment of all amounts (i) required to be contributed under the terms of each Plan and applicable law and (ii) required to be paid as expenses of each Plan. No Plan has an “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA).

7.18 Employment and Labor Relations. None of the Credit Parties is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against and of the Credit Parties or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of the Credit Parties or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any of the Credit Parties or, to the knowledge of the Borrower, threatened against any of the Credit Parties, (iii) no union representation question exists with respect to the employees of any of the Credit Parties, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against any of the Credit Parties, (v) no wage and hour department investigation has been made of any of the Credit Parties, except (with respect to any matter specified in clauses (i) through (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect, and (vi) the Credit Parties have in place all current affirmative action plans applicable to their respective business operations and are in material compliance with all laws and regulations governing such affirmative action plans, including, without limitation, compliance with the terms set forth in such plans.

7.19 Security Documents.

(a) (i) The Security Agreements are effective to create in favor of the Administrative Agent for its benefit and the benefit of the Lenders legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) security interests in the Collateral (as defined in the Security Agreement) and (ii) (x) when financing statements in appropriate form are filed in the offices specified in the Security Agreement and (y) upon the taking of possession or control by the Administrative Agent of any such Collateral in which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Agreement), the Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent such Lien and security interest can be perfected by the filing of a financing statement pursuant to the UCC or by possession or control by the Administrative Agent, in each case prior and superior in right to any other Person, other than any holder of Permitted Liens. Without limitation to the foregoing, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Administrative Agent in any equity interests pledged to the Administrative Agent for the benefit of the Lenders under the Security Agreement or the exercise by the Administrative Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

(b) The Mortgage (when filed in the offices identified in the real estate records of the county specified in the Mortgage) is effective to create, in favor of the Administrative Agent, for the benefit of the Lenders, legal, valid and enforceable (subject to bankruptcy and creditors’ rights generally) first priority Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Liens, and when the Mortgage is filed in the office specified above, the Mortgage shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Permitted Liens.

7.20 Disclosure. Neither this Agreement, any Loan Document nor any other document, certificate or statement furnished to the Administrative Agent or Lenders by or on behalf of any Credit Party in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading, if, in either case, such fact is material to an understanding of the financial condition, performance or prospects of the Credit Parties, taken as a whole or their business or operations, taken as a whole, or the ability of the Credit Parties to fulfill their obligations under this Agreement or by any Loan Documents to which they are parties.

ARTICLE VIII - CONDITIONS OF LENDING

8.1 Initial Loans. The following conditions must be satisfied before the Lenders shall have any obligation to make the initial Loans under this Agreement:

(a) Performance. Borrower shall have performed and complied with all agreements and conditions required to be performed or complied with by it prior to or at the time the Loans are made.

(b) Opinion of Counsel. The Credit Parties shall have delivered favorable opinions of their counsel, in form and substance satisfactory to the Administrative Agent.

(c) Documents to be Delivered. Borrower shall have executed and delivered or have caused to be executed and delivered to the Administrative Agent all Loan Documents, including all Security Documents and the Mortgage, in form and substance satisfactory to Administrative Agent, and all Loan Documents shall be in full force and effect.

(d) Certified Resolutions. Borrower and Guarantors shall have delivered a certificate of their respective corporate secretaries certifying (i) resolutions duly adopted by their Boards of Directors authorizing the execution, delivery and performance of the Loan Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby, as applicable, which resolutions shall remain in full force and effect so long as any of the Obligations are outstanding or the Commitment has not been terminated, (ii) the Certificate of Incorporation and By-Laws (or other applicable formation and governing documents) and (iii) the incumbency of the officers authorized to execute, deliver and perform this Agreement or the Loan Documents, as applicable.

(e) Fees and Taxes. Borrower shall have paid all filing fees and Taxes related to the borrowings and the perfection of any interests in collateral security required hereunder.

(f) Insurance. Borrower shall have delivered evidence satisfactory to the Administrative Agent of the existence of insurance required hereby.

(g) Other Documents and Agreements. On or before the date of this Agreement, the Borrower shall have executed and/or delivered such other documents, instruments, and agreements as the Administrative Agent and its legal counsel may reasonably require in connection with the transactions contemplated hereby.

(h) Certificates of Good Standing; Searches. Borrower shall have delivered to the Administrative Agent (a) certificates of good standing from appropriate state officials to the effect that the Credit Parties are in good standing in the respective states and provinces of their incorporation as well as in all other states in which qualification is necessary to carry on their businesses as presently conducted and (b) UCC, judgment, bankruptcy and tax searches against the Credit Parties in all jurisdictions deemed necessary by the Administrative Agent, all of which shall be satisfactory to the Administrative Agent in all respects.

(i) Representations. The representations and warranties of the Credit Parties contained herein shall be true and correct in all material respects.

(j) Solvency Certificates. The Administrative Agent shall have received reasonably satisfactory certificates from the Chief Financial Officer of the Borrower as to the financial condition and solvency of the Borrower.

(k) Consents and Approvals. The Administrative Agent shall have received evidence of receipt of all Governmental Authority, shareholder and other, if any, consents and approvals necessary in connection with the related financings and other transactions contemplated under this Agreement, except where the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

(l) Litigation. The Administrative Agent shall have been informed of any suit, investigation or proceeding pending in any court or before any arbitrator or Governmental Authority that would reasonably be expected either to have a Material Adverse Effect, and no such suits, investigations, or proceedings shall be pending.

(m) Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). To the knowledge of the Borrower, no part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(n) Minimum Borrowing Capacity. The Administrative Agent shall have received evidence satisfactory to it of a minimum Borrowing Base Availability of $500,000 on the Closing Date.

(o) Average Borrowed Funds to EBITDA. The Administrative Agent shall have received evidence satisfactory to it that Borrower’s total Average Borrowed Funds to EBITDA, on a consolidated basis on the date of this Agreement calculated for the preceding twelve fiscal months, was not in excess of 5.75 to 1.00.

(p) Landlord Waivers. The Administrative Agent shall have received a waiver in form and substance satisfactory to Administrative Agent from each landlord of premises on which the Lenders’ collateral is located and that is not owned by a Credit Party.

(q) Engagement Letter. The Administrative Agent shall have received the Borrower’s executed engagement letter related to syndication of the facilities covered by this Agreement, in form satisfactory to the Administrative Agent.

(r) Fee Letter. The Administrative Agent shall have received the Borrower’s fee letter related to the facilities covered by this Agreement in form satisfactory to the Administrative Agent.

8.2 Subsequent Loans and Letters of Credit. The obligation of the Lenders to make any Revolving Credit Loans or issue any Letters of Credit shall at all times be subject to the following continuing conditions:

(a) Representations and Warranties. The representations and warranties of the Credit Parties contained herein shall be true and correct in all material respects as of the date of each such Borrowing (except those which are specific as to a date certain), with the same effect as if made on and as of such date.

(b) No Material Adverse Effect. Since the date of this Agreement, there has been no Material Adverse Effect.

(c) No Defaults. There shall exist no Default at the time each Loan is to be made or the Letter of Credit is to be issued.

8.3 Notice of Borrowing Representation. Each Notice of Borrowing given by a Borrower in accordance with Section 6.1 hereof and the acceptance by Borrower of the proceeds of a Revolving Credit Loan shall constitute a representation and warranty by the Borrower, made as of the time of the making of such Revolving Credit Loan, that the conditions specified in Sections 8.1 (solely with respect to the initial Revolving Credit Loan and Letter of Credit issuances) and 8.2 (with respect to all other Revolving Credit Loans or Letter of Credit issuances) have been fulfilled as of such time.

ARTICLE IX - AFFIRMATIVE COVENANTS OF BORROWER

So long as any Obligations shall be outstanding or this Agreement remains in effect, unless the Administrative Agent otherwise consents in writing, the Credit Parties shall:

9.1 Financial Statements; Other Information.

(a) Furnish to the Administrative Agent as soon as available, but in no event later than ninety (90) days after the close of each Fiscal Year in which this Agreement remains in effect, copies of annual financial statements of the Borrower in reasonable detail satisfactory to the Administrative Agent prepared in accordance with GAAP on a consistent basis audited by and with an unqualified opinion from an independent certified public accountant satisfactory to the Administrative Agent. Said financial statements shall include at least a consolidated and consolidating balance sheet and consolidated and consolidating statements of operations, stockholder’s equity and cash flow, and shall be accompanied by a schedule showing computation of financial covenants set forth in Article XI and a copy of any management letter prepared by such accountants. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no Default has occurred and is continuing or Event of Default has occurred which has not been waived in writing by the Administrative Agent.

(b) Furnish to the Administrative Agent unaudited financial statements not more than forty-five (45) days after the close of each fiscal quarter. Said statements shall be in reasonable detail satisfactory to the Administrative Agent, shall be prepared in accordance with GAAP, shall include at least a consolidated and consolidating balance sheet and a consolidated and consolidating statements of operations, stockholder’s equity and cash flow, and shall be accompanied by the Quarterly Covenant Compliance Certificate. Said financial statements shall be certified to be true and correct to the best knowledge of the Chief Financial Officer of Borrower. Such financial statements shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that no Default has occurred and is continuing or Event of Default has occurred which has not been waived in writing by the Administrative Agent.

(c) Provide to the Administrative Agent (i) if requested by the Administrative Agent, unaudited monthly financial statements not more than forty-five (45) days after the close of each fiscal month, and (ii) interim financial statements, if any, prepared by the Credit Parties’ independent accountants.

(d) Provide to the Administrative Agent Borrowing Base Reports together with accounts receivable agings and inventory reports and any changes to the Dating Account List, on or before the fifteenth (15th) day of each calendar month and more often in the event the Administrative Agent so requests. Borrowing Base Reports must be in the form of Exhibit F attached hereto.

(e) Provide to the Administrative Agent an annual operating budget, including at least a balance sheet, income statement, statement of cash flows, and assumptions, within thirty (30) days after the end of each fiscal year of Borrower.

(f) Permit the Administrative Agent, at its option, to perform full field audits of the Credit Parties’ accounts receivable and inventories at the Borrower’s expense, which expense shall not exceed $12,000 per audit, plus disbursements and expenses, prior to the occurrence of an Event of Default.

(g) Permit the Administrative Agent to request accounts receivable verifications from the Credit Parties’ customers, but prior to an Event of Default no more than twice per calendar year. These requests will be done under an assumed name and P.O. Box address or its equivalent.

(h) Provide the Administrative Agent with prompt notice of the entry into any new government contract and such related information as the Administrative Agent may reasonably request in connection with taking an assignment of the same.

(i) Furnish to the Administrative Agent such additional information, reports, or financial statements as the Administrative Agent may, from time to time, reasonably request, including, without limitation, lists of vendors and suppliers and information necessary to monitor Revolving Credit borrowings.

(j) Permit any Person designated by any of the Lenders to inspect the property, assets and books of the Credit Parties at reasonable times and, prior to an Event of Default, upon reasonable notice, and shall discuss its affairs, finances and accounts at reasonable times with the Lenders from time to time as often as may be reasonably requested.

(k) Notify the Administrative Agent promptly upon addition of any new location at which it conducts business or maintains assets, and of any new warehousing or distributorship agreement.

(l) Report immediately to the Administrative Agent in writing upon becoming aware of any noncompliance with any covenant in this Agreement or any Default.

9.2 SEC Reports. Furnish to each of the Lenders, as applicable, copies of all proxy statements, financial statements and reports which Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all statements which Borrower files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefore, or with any national securities exchange.

9.3 Taxes. Pay and discharge all Taxes upon the Credit Parties, their income and property, prior to the date on which penalties are attached thereto; provided, however, that the Credit Parties may in good faith contest any such Taxes so long as such contest is diligently pursued and no Lien or execution exists or is levied against any of the Credit Parties’ assets related to the contested items.

9.4 Insurance. Maintain or cause to be maintained insurance, of kinds and in amounts satisfactory to the Administrative Agent, with responsible insurance companies on all of the Credit Parties’ real and personal properties in such amounts and against such risks as are prudent, including, but not limited to, full-risk extended coverage hazard insurance to the full insurable value of real property (co-insurance not being permitted without the prior written consent of the Administrative Agent), all-risk coverage for personal property, business interruption or loss of rents coverage, worker’s compensation insurance, and comprehensive general liability and products liability insurance. The Credit Parties also shall maintain flood insurance covering any real properties located in flood zones. The Credit Parties shall provide to the Administrative Agent, no less often than annually and upon its request, a detailed list and evidence satisfactory to the Administrative Agent of their insurance carriers and coverage and shall obtain such additional insurance as the Administrative Agent may reasonably request. Insurance policies shall name the Lenders as additional insured, as their interests may appear, and all policies shall provide for at least thirty (30) days prior notice of cancellation to the Administrative Agent.

9.5 Maintenance of Business Assets. At all times maintain, preserve, protect, and keep the Credit Parties’ assets in good repair, working order, and condition and, from time to time, make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business of the Credit Parties may be properly and advantageously conducted at all times and the value of the Lenders’ collateral shall be preserved.

9.6 Maintenance of Real Estate. At all times maintain, preserve and protect all of the Credit Parties’ real estate (including all real estate subject to mortgages in favor of the Lenders) pursuant to commercially reasonable standards and, from time to time, make needful and proper repairs so that the value of the Lenders’ collateral shall be preserved.

9.7 Performance of Obligations. The Borrower will, and will cause each of the Credit Parties to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound (taking into account any grace, notice, or cure periods applicable thereto), except in each case such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.8 Material Changes, Judgments. Notify the Administrative Agent promptly of any material adverse change in the financial condition of any of the Credit Parties, and of any event, circumstance, or condition that has had or could reasonably be expected to have a Material Adverse Effect, including the filing of any suits, judgments or Liens which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

9.9 ERISA Compliance. Comply in all material respects with the provisions of ERISA and regulations and interpretations related thereto with respect to all of the Credit Parties’ Plans.

9.10 Existence; Franchises; Permits; Laws. Preserve and keep in full force and effect its existence and all franchises, permits, licenses and other authority as are necessary to enable them to conduct each of their business as being conducted on the date of this Agreement and comply in all material respects with all laws, regulations and requirements now in effect or hereafter promulgated by any properly constituted Governmental Authority having jurisdiction over it.

9.11 Deposits; Bank Services. Maintain at the Administrative Agent all of the Credit Parties’ primary depository accounts, with exceptions permitted for accounts maintained for convenience in other geographical locations for the temporary deposit of receipts.

9.12 Amendments. Give the Administrative Agent written notice of an amendment or modification to any of the Credit Parties’ Certificates of Incorporation, By-Laws, or other governing documents or agreements.

9.13 Additional Guarantors. Borrower shall notify the Administrative Agent of the acquisition or creation of any new Subsidiary and cause each Subsidiary created or acquired after the Closing Date to execute and deliver to the Administrative Agent for the benefit of the Lenders a continuing guaranty and a general security agreement, mortgage, and other instruments and agreements in form and substance satisfactory to Administrative Agent subjecting all of the assets of the Subsidiary to the Lien held by the Administrative Agent for the benefit of the Lenders, together with legal opinions in form and substance satisfactory to the Administrative Agent opining to the authorization, validity and enforceability of such Guaranty and collateral documents, and to such other matters at the Administrative Agent may reasonably request.

9.14 Rate Management Transactions. The Borrower shall enter into Rate Management Transactions satisfactory to the Administrative Agent with respect to at least $14,000,000 in principal amount of the First Lien Term Loan A on or before February 15, 2007.

9.15 Further Assurances.

(a) Cooperate with the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents, including all documents, agreements, notices and other items necessary or desirable to assure that the Administrative Agent shall have at all times a Lien with a first priority, subject to exceptions permitted by this Agreement, in all assets of the Credit Parties.

(b) If following a change in the relevant sections of the Code or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for the Borrower reasonably acceptable to the Administrative Agent does not within 45 days after a reasonable request from the Administrative Agent or the Requisite Lenders deliver evidence, in form and substance mutually satisfactory to the Administrative Agent and the Borrower, with respect to any foreign Subsidiary of the Borrower which has not already had all of its Capital Securities pledged to secure all of the Obligations that a pledge of more than 66-2/3% of the total combined voting power of all classes of Capital Securities of such foreign Subsidiary entitled to vote could reasonably be expected to cause the undistributed earnings of such foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such foreign Subsidiary’s United States parent for Federal income tax purposes, then that portion of such foreign Subsidiary’s outstanding Capital Securities so issued by such foreign Subsidiary and owned by a Credit Party, in each case not theretofore pledged pursuant to secure all of the Obligations, shall be pledged to the Administrative Agent for the benefit of the Lenders, and with all documents delivered pursuant to this Section 9.15 to be in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE X - NEGATIVE COVENANTS OF BORROWER

So long as any Obligations shall be outstanding, or this Agreement shall remain in effect, unless the Administrative Agent otherwise consents in writing, none of the Credit Parties shall, directly or indirectly, jointly or severally:

10.1 Indebtedness and Liens. Create, incur, assume or allow to exist, voluntarily or involuntarily, any Indebtedness, excluding only (a) Indebtedness to and interests held by the Lenders under this Agreement, (b) Indebtedness incurred after the date of this Agreement not exceeding (i) $500,000 with respect to any individual obligation at any time outstanding and (ii) $750,000 with respect to all such obligations at any time outstanding, (c) Indebtedness described in Schedule 10.1 attached hereto and made a part hereof, which Indebtedness may not be renewed, extended, amended or modified, (d) Permitted Liens, (e) Indebtedness and interests to which the Administrative Agent consents in writing, (f) Indebtedness of Borrower to any Subsidiary or of any Subsidiary to Borrower, (g) amounts payable under or related to the Bahama Acquisition Agreement, and (h) amounts payable under, or assumed in connection with the Chambers Acquisition (collectively, “Permitted Indebtedness”).

10.2 Loans and Investments. Make any Investment in any Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, except for (i) Investments in any Person that is already a Credit Party, (ii) Money Market Investments, and (iii) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

10.3 Mergers, Dissolutions, Sales and Acquisitions. Enter into any partnership, joint venture, merger or consolidation, or wind up, liquidate or dissolve its affairs, or acquire all or substantially all the Capital Securities or assets of any Person, or sell, lease, transfer, enter into a sale-leaseback, or otherwise dispose of any of its assets, except, for (a) dispositions of non-material assets and of inventory in the ordinary course of business, and (b) the merger of Borrower into any Subsidiary or of any Subsidiary into Borrower (but not reflecting any acquisition of a new Subsidiary) after giving written notice to the Administrative Agent of the intended merger, so long as any security interests granted to the Administrative Agent for the benefit of the Lenders in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken.

10.4 Amendments. Allow the amendment or modification of its Certificate of Incorporation, By-Laws or other governing documents and agreements in any material respect without the prior written consent of the Administrative Agent.

10.5 Dividends, Distributions and Stock Repurchases. Make any Distributions; provided, however, Borrower’s Subsidiaries may pay dividends from a Subsidiary to its parent corporation.

10.6 Material Changes. Permit any material change to be made in the character of the business of any of the Credit Parties, or in the nature of their operations as carried on at the date hereof.

10.7 Compensation. Compensate any Person, including, without limitation, salaries, bonuses, consulting fees, or otherwise, in excess of amounts reasonably related to services rendered to the Credit Parties.

10.8 Judgments. Allow to exist any judgment against any of the Credit Parties in excess of $250,000 which are not fully covered by insurance or for which an appeal or other proceeding for the review thereof shall not have been taken and for which a stay of execution pending such appeal shall not have been obtained.

10.9 Margin Securities. Allow any proceeds of the Obligations to be used for the purpose of carrying any Margin Securities as defined in Regulation U of the Board of Governors of the Federal Reserve.

10.10 Subsidiaries; Restrictions on Subsidiaries.

(a) Form, or permit to be formed, any Subsidiary unless such Subsidiary guarantees all Obligations to the Administrative Agent for the benefit of the Lenders, which guarantee must be secured by all of its assets pursuant to a guaranty and a security agreement in form and substance acceptable to the Administrative Agent in its sole discretion.

(b) Directly or indirectly, and will not permit any of its Subsidiaries to directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (i) make Distributions on its Capital Securities owned by the Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries, (ii) make loans or advances to the Borrower or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) applicable law, (B) this Agreement and the other Loan Documents, (C) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Subsidiaries, (D) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, and (E) restrictions on the transfer of any asset pending the close of the sale of such asset.

10.11 Transactions with Related Parties. Not, and will not permit any of the Credit Parties to, enter into any transaction or series of related transactions with any Related Party of any of the Credit Parties, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Credit Party as would reasonably be obtained by the Credit Party at that time in a comparable arm’s-length transaction with a Person other than a Related Party.

ARTICLE XI - FINANCIAL COVENANTS

So long as any Obligations shall be outstanding or this Agreement remains in effect, unless the Administrative Agent otherwise consents in writing, the Borrower shall:

11.1 Average Borrowed Funds to EBITDA. Maintain at all times an Average Borrowed Funds to EBITDA Ratio, on a consolidated basis, reported as of the end of each fiscal quarter, no greater than:

Applicable Period	Ratio
Through 12/30/06	5.75 to 1.00

12/31/06 through 6/30/07	5.50 to 1.00

7/1/07 through 9/29/07	4.25 to 1.00

9/30/07 and thereafter	3.25 to 1.00

11.2 Minimum Current Ratio. Maintain at all times a minimum Current Ratio, on a consolidated basis, equal to or greater than 1.30 to 1.0, reported as of the end of each fiscal quarter.

11.3 Fixed Charge Coverage Ratio. Maintain at all times a Fixed Charge Coverage Ratio, on a consolidated basis, reported as of the end of each fiscal quarter, equal to or greater than:

Applicable Period	Ratio
Through 3/31/07	0.65 to 1.00

4/1/07 through 6/30/07	0.55 to 1.00

7/1/07 through 9/29/07	1.10 to 1.00

9/30/07 and thereafter	1.25 to 1.00

11.4 Minimum EBITDA. Maintain at all times minimum EBITDA, reported as of the end of each fiscal quarter for the twelve months ending on the measurement date, equal to or greater than:

Applicable Period	Minimum EBITDA
Through 6/30/07	$9,750,000

7/1/07 through 9/29/07	$12,000,000

9/30/07 and thereafter	$14,000,000

11.5 Quarterly Covenant Compliance Certificate. Provide the Quarterly Covenant Compliance Certificate to each of the Lenders within forty-five (45) days after the close of each fiscal quarter.

ARTICLE XII - ENVIRONMENTAL MATTERS; INDEMNIFICATION

12.1 Environmental Representations. Borrower represents and warrants that:

(a) Neither the Improvements nor any property adjacent to the Improvements is being or has been used for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site or for the storage of petroleum or petroleum based products except in compliance with all Environmental Laws.

(b) Underground storage tanks are not and have not been located on the Improvements except in compliance with all Environmental Laws

(c) The soil, subsoil, bedrock, surface water and groundwater of the Improvements are free of any Hazardous Substances, except as permitted by Environmental Laws.

(d) There has been no Release, nor is there the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements which through soil, subsoil, bedrock, surface water or groundwater migration could come to be located on the Improvements, and the Credit Parties have not received any form of notice or inquiry from any Governmental Authority, any operator, tenant, subtenant, licensee or occupant of the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or any other person with regard to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to the Improvements.

(e) All Environmental Permits relating to the Credit Parties and the Improvements have been obtained and are in full force and effect.

(f) No event has occurred with respect to the Improvements which, with the passage of time or the giving of notice, or both, would constitute a violation of any applicable Environmental Law or non-compliance with any Environmental Permit.

(g) There are no agreements, consent orders, decrees, judgments, license or permit conditions or other orders or directives of any federal, state or local court, Governmental Authority relating to the past, present or future ownership, use, operation, sale, transfer or conveyance of the Improvements which require any change in the present condition of the Improvements or any work, repairs, construction, containment, clean up, investigations, studies, removal or other remedial action or capital expenditures with respect to the Improvements.

(h) There are no actions, suits, claims or proceedings, pending or threatened, which could cause the incurrence of expenses or costs of any name or description or which seek money damages, injunctive relief, remedial action or any other remedy that arise out of, relate to or result from (i) a violation or alleged violation of any applicable Environmental Law or noncompliance or alleged non-compliance with any Environmental Permit, (ii) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements or any property adjacent to or within the immediate vicinity of the Improvements or (iii) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof.

12.2 Environmental Covenants. Borrower covenants and agrees with the Administrative Agent and the Lenders that, until the Obligations have been fully satisfied and paid and the Commitment has been terminated, the Borrower shall:

(a) Comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to comply with all applicable Environmental Laws and shall obtain and comply with, and shall cause all operators, tenants, subtenants, licensees and occupants of the Improvements to obtain and comply with, all Environmental Permits.

(b) Not cause or permit any change to be made in the present or intended use of the Improvements which would (i) violate any applicable Environmental Law, (ii) constitute non-compliance with any Environmental Permit or (iii) materially increase the risk of a Release of any Hazardous Substance.

(c) Promptly provide the Administrative Agent with a copy of all notifications which it gives or receives with respect to any past or present Release or the threat of a Release of any Hazardous Substance on, at or from the improvements or any property adjacent to the Improvements.

(d) Undertake and complete all investigations, studies, sampling and testing and all removal and other remedial actions required by law to contain, remove and clean up all Hazardous Substances that are determined to be present at the Improvements in accordance with all applicable Environmental Laws and all Environmental Permits.

(e) At all times upon prior notice, allow the Administrative Agent and its officers, employees, Administrative Agents, representatives, contractors and subcontractors access to the Improvements for the purposes of ascertaining site conditions, including, but not limited to, subsurface conditions.

(f) Deliver promptly to the Administrative Agent: (i) copies of any documents received from the United States Environmental Protection Agency, or any state, county or municipal environmental or health agency concerning a Credit Parties’ operations or the Improvements; and (ii) copies of any documents submitted by any of the Credit Parties to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations or the Improvements.

(g) If at any time the Administrative Agent obtains any reasonable evidence or information which suggests that a material potential environmental problem may exist at the improvements, the Administrative Agent may require that a kill or supplemental environmental inspection and audit report with respect to the Improvements of a scope and level of detail satisfactory to the Administrative Agent be prepared by an environmental engineer or other qualified person acceptable to the Administrative Agent at the Borrower’s expense. Such audit may include a physical inspection of the Improvements, a visual inspection of any property adjacent to or within the immediate vicinity of the Improvements, personnel interviews and a review of all Environmental Permits. If the Administrative Agent requires, such inspection shall also include a records search and/or subsurface testing for the presence of Hazardous Substances in the soil, subsoil, bedrock, surface water and/or groundwater. If such audit report indicates the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, the Credit Parties shall promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions, using methods recommended by the engineer or other person who prepared said audit report and acceptable to the appropriate federal, state and local agencies or authorities.

12.3 Indemnity. Borrower agrees to indemnify, defend and hold harmless the Administrative Agent and the Lenders from and against any and all liabilities, claims, damages, penalties, expenditures, losses or charges, including, but not limited to, all costs of investigation, monitoring, legal representation, remedial response, removal, restoration or permit acquisition of any kind whatsoever, which may now or in the future be undertaken, suffered, paid, awarded, assessed, or otherwise incurred by the Administrative Agent and/or the Lenders (or any other Person affiliated with the Administrative Agent and/or the Lenders or representing or acting for the Administrative Agent and/or the Lenders or at the Administrative Agent’s and/or any Lender’s behest, or with a claim on the Administrative Agent and/or any Lender or to whom the Administrative Agent and/or any Lender has liability or responsibility of any sort related to this Section 12.3) relating to, resulting from or arising out of (a) the use of the Improvements for the storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance or as a landfill or other waste disposal site, (b) the presence of any Hazardous Substance or a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (c) the failure to promptly undertake and diligently pursue to completion all necessary, appropriate and legally authorized investigative, containment, removal, clean up and other remedial actions with respect to a Release or the threat of a Release of any Hazardous Substance on, at or from the Improvements, (d) human exposure to any Hazardous Substance, noises, vibrations or nuisances of whatever kind to the extent the same arise from the condition of the Improvements or the ownership, use, operation, sale, transfer or conveyance thereof, (e) a violation of any applicable Environmental Law, (f) non-compliance with any Environmental Permit or (g) a material misrepresentation or inaccuracy in any representation or warranty or a material breach of or failure to perform any covenant made by Borrower in this Agreement. Such costs or other liabilities incurred by the Administrative Agent, any Lender, or other Person described in this Section 12.3 shall be deemed to include, without limitation, any sums which the Administrative Agent deems it necessary or desirable to expend to protect the Lenders’ Liens.

12.4 No Limitation. The liability of the Borrower under this Article XII shall in no way be limited, abridged, impaired or otherwise affected by (a) any amendment or modification of this Agreement or any other document relating to the Obligations by or for the benefit of the Credit Parties or any subsequent owner of the Improvements except for an amendment or modification which expressly refers to this Article XII, (b) any extensions of time for payment or performance required by this Agreement or any other document relating to the Obligations, (c) the release of any of the Credit Parties or any other person from the performance or observance of any of the agreements, covenants, terms or conditions contained in this Agreement or any other document relating to the Obligations by operation of law, the Administrative Agent’s and/or any Lender’s voluntary act or otherwise, (d) the invalidity or unenforceability of any of the terms or provisions of this Agreement or any other document relating to the Obligations, (e) any exculpatory provision contained in this Agreement or any other document relating to the Obligations limiting the Administrative Agent’s or any Lender’s recourse, to property encumbered by any mortgage or to any other security or limiting the Administrative Agent’s or any Lender’s rights to a deficiency judgment against the Borrower, (f) any applicable statute of limitations, (g) any investigation or inquiry conducted by or on behalf of the Administrative Agent or any Lender or any information which the Administrative Agent or any Lender may have or obtain with respect to the environmental or ecological condition of the Improvements, (h) the sale, assignment or foreclosure of any interest in collateral for the Obligations, (i) the sale, transfer or conveyance of all or part of the Improvements, (j) the dissolution and liquidation of Borrower, (k) the death or legal incapacity of any individual, (l) the release or discharge, in whole or in part, of Borrower in any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding, or (m) any other circumstances which might otherwise constitute a legal or equitable release or discharge of Borrower, in whole or in part.

12.5 Survival. Notwithstanding anything to the contrary contained herein, the liability and obligations of the Borrower under Section 12.3 shall survive the discharge, satisfaction or assignment of this Agreement and the payment in full of all of the Obligations, unless such liability and obligations are terminated with express reference to this Section 12.5.

12.6 Investigations. If a Default occurs pursuant to this Agreement or any other Loan Document, the Administrative Agent or its designee shall have the right, upon reasonable notice to the Borrower, to enter upon the Improvements and conduct such tests, investigation and sampling, including, but not limited to, installation of monitoring wells, as shall be reasonably necessary for the Administrative Agent to determine whether any disposal of Hazardous Substances has occurred on, at or near the Improvements. The costs of all such tests, investigations and samplings shall be considered as additional Indebtedness secured by all collateral for the Obligations and shall become immediately due and payable without notice and with interest thereon at the highest rate then borne by any of the Obligations.

12.7 No Warranty Regarding Information. Borrower agrees that neither the Administrative Agent nor any Lender shall not be liable in any way for the completeness or accuracy of any Environmental Report or the information contained therein. The Borrower further agrees that neither the Administrative Agent nor any Lender has any duty to warn any of the Credit Parties or any other Person about any actual or potential environmental contamination or other problem that may have become apparent or will become apparent to the Administrative Agent or any Lender.

ARTICLE XIII - DEFAULTS

13.1 Defaults. The following events (hereinafter called “Events of Default”) shall constitute defaults under this Agreement

(a) Nonpayment. Failure of Borrower to make any payment of any type under the terms of this Agreement, any of the Notes, or of any of the agreements contemplated hereunder (including without limitation, the Reimbursement Agreement) when due.

(b) Performance. Failure of any of the Credit Parties to observe or perform, as applicable,

(i) any of the financial covenants in Article XI of this Agreement,

(ii) Sections 9.1(a), 9.1(b), 9.1(d), 9.1(f), 9.1(l), 9.4, 9.7, 9.8, and 9.13, or

(iii) any condition, covenant or term of this Agreement or any Loan Document not covered by Section 13.1(a), Section 13.1(b)(i), or Section 13.1(b)(ii), which is not cured within twenty (20) days after notice of such failure is sent by the Administrative Agent, and provided that during such twenty (20) day period the Credit Parties are diligently and in good faith curing such failure.

(c) Other Obligations to Administrative Agent and Lenders. Failure of any Credit Party to observe or perform any condition or covenant of any other agreement or instrument with the Administrative Agent, any Lender, or any Affiliate of any of them not covered by Section 13.1(a) or Section 13.1(b) after any applicable cure or grace period related thereto.

(d) Obligations to Third Parties. Default by any Credit Party under:

(i) any agreement or instrument involving Borrowed Funds in excess of $250,000 (except as covered by Section 13.1(a), Section 13.1(b), or Section 13.1(c)), or

(ii) any other agreement with any third Person, which is not terminable on thirty (30) days or less notice, or provides for payment of consideration of more than $250,000 by any party thereafter, but excluding from the operation of this Section 13.1(d)(ii) the payment or acceleration of the due date of Contingent Earn-Out Amount due under the Chambers Acquisition Agreement to the limited extent that such Contingent Earn-Out Amounts are capable of being paid with additional Revolving Credit Loans available under the Revolving Credit Facility, or committed third party equity or equity-like financing.

(e) Representations. Failure of any representation or warranty made by any Credit Party in connection with the execution and performance of any Loan Document or any certificate of officers pursuant thereto, to be truthful, accurate or correct in all material respects; provided such failure in the case of representations and warranties specific as to a date certain must be as of such date certain.

(f) Financial Difficulties. Financial difficulties of any Credit Party as evidenced by:

(i) any admission in writing of inability to pay debts as they become due; or

(ii) immediately upon the filing of a voluntary, or sixty (60) days after a filing of an involuntary, or twenty (20) days after failure to controvert a filing of an involuntary, petition in bankruptcy, or under any chapters of the Bankruptcy Code, or under any federal, state, or foreign statute providing for the relief of debtors; or

(iii) making an assignment for the benefit of creditors or appointment of a custodian (as defined in the Bankruptcy Code) for all or a substantial part of its property; or

(iv) consenting to the appointment of a trustee or receiver for all or a substantial part of any of its property; or

(v) the entry of a court order appointing a receiver or a trustee for all or a major part of its property which is not bonded, discharged or stayed within sixty (60) days;

(vi) the occurrence of any event, action, or transaction that could give rise to a Lien or encumbrance on the assets of any Credit Party as a result of application of relevant provisions of ERISA; or

(vii) the occurrence of any Forfeiture Action.

(g) The occurrence of a Change in Control.

(h) Security Documents. Any Credit Party, as signatory under any of the Security Documents, shall cause at any time or if for any reason the Security Documents to: (i) cease to create a valid and perfected Lien in and to the property purported to be subject to the same for any reason other than the failure of the secured parties thereunder to continue any UCC-1 Financing Statement, or (ii) cease to be in full force and effect or shall be declared null and void, or (iii) the validity or enforceability of any Security Document shall be contested by any party thereto or any party thereto shall deny it has any further liability or obligations to the secured parties thereunder.

(i) ERISA. Any event occurs or condition exists which, with notice or lapse of time or both, would make any Plan of any Credit Party subject to termination under subsections (1), (2) and (3) of Section 4042(a) of ERISA, or any Credit Party or any of their respective plan administrators shall have received notice from the PBGC indicating that it has made a determination that any Plan of any Credit Party is subject to termination under Section 4042(a)(4) of ERISA, or any Credit Party is subject to employer’s liability under Section 4062, 4063, or 4064 of ERISA, in each case under ERISA as now or hereafter amended.

(j) Government Contracts. Any notice of debarment, notice of suspension or termination for default shall have been issued under any government contract, or (ii) any of the Credit Parties is debarred or suspended from contracting with any part of the United States Government or any state, local or foreign government, or (iii) a United States Government or any state, local or foreign government investigation shall have resulted in criminal or civil liability, suspension, debarment or any other adverse administrative action arising by reason of alleged fraud, willful misconduct, neglect, default or other wrongdoing, or (iv) the actual termination of any government contract due to alleged fraud, willful misconduct, neglect, default or any other wrongdoing and the effect of any of the foregoing events, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

13.2 Remedies.

(a) If any one or more Events of Default listed in Section 13.1(f)(i)-(vi) occur, (a) the Commitments and any further commitments or obligations of the Lenders shall be deemed to be automatically and without need for further action terminated, and (b) all Obligations of the Borrower to the Administrative Agent and Lenders, automatically and without need for further action, shall become forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived. If any one or more Events of Default other than those listed in Section 13.1(f)(i)-(vi) occur, the Administrative Agent may, at its option, take either or both of the following actions at the same or different times: (i) terminate the Commitments and any further commitments or obligations of the Administrative Agent and Lenders, and (ii) declare all Obligations of the Borrower to the Administrative Agent and Lenders, automatically and without need for further action, to be forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

(b) In case any such Events of Default shall occur, the Administrative Agent and Lenders shall be entitled to recover judgment against the Borrower for all Obligations of the Borrower to the Administrative Agent and Lenders either before, or after, or during the pendency of any proceedings for the enforcement, of any Security Document and, in the event of realization of any funds from any security or guarantee and application thereof to the payment of the Obligations due, the Administrative Agent and Lenders shall be entitled to enforce payment of and recover judgment for all amounts remaining due and unpaid on such Obligations.

(c) The Administrative Agent and Lenders shall be entitled to exercise any other legal or equitable right which they may have, and may proceed to protect and enforce their rights by any other appropriate proceedings, including action for the specific performance of any covenant or agreement contained in this Agreement and the Loan Documents.

(d) In case any such Events of Default shall occur, the Administrative Agent may require the Borrower to deposit with the Administrative Agent as cash collateral in a cash collateral account satisfactory to the Administrative Agent an amount equal to the maximum amount currently or at any time thereafter available to be drawn under outstanding Letters of Credit.

ARTICLE XIV - THE ADMINISTRATIVE AGENT/RELATIONS AMONG LENDERS AND BORROWER

14.1 Obligations Independent/Pro Rata. The obligations of each of the Lenders hereunder are several and independent. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to the provisions of this Agreement (including Section 14.10), each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Subject to the provisions hereof related to the Swing Line, each Lender shall purchase, fund, or participate in, and shall receive the benefit of, each Obligation hereunder with respect to which it has a Commitment, including each Loan under the Revolving Credit Facility and each interest in each Letter of Credit in an amount equal to its Proportionate Share of such Obligation.

The failure by any Lender to make any Loan to be made by it, or to fund its Proportionate Share of unreimbursed draws under Letters of Credit, on the date specified shall not relieve any other Lender from its obligation to make available its Proportionate Share of such Loan or unreimbursed draw under Letters of Credit on such date, but no Lender shall be obligated by the failure of any Lender to make any such Loan, or to fund its Proportionate Share of unreimbursed draws under Letters of Credit, to make any Loan or fund unreimbursed draws under Letters of Credit in excess of its Proportionate Share. The foregoing shall not relieve any Lender that (i) fails to make any Loan as required hereunder from any liability it may have to any Credit Party with respect to its failure to meet its obligation to make the respective Loan, or (ii) fails to fund its Proportionate Share of unreimbursed draws under Letters of Credit as required hereunder from any liability it may have to the Administrative Agent with respect to its failure to meet its obligation to fund its Proportionate Share of such unreimbursed draws.

14.2 Non-Receipt of Funds by Administrative Agent.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 6.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Revolving Credit Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

14.3 Payments/Sharing. With respect to any payment of principal or interest under the Revolving Credit Facility, the First Lien Term Loan A, the First Lien Term Loan B, or any reimbursement for amounts drawn under Letters of Credit for which the Lenders have funded their Proportionate Shares, in each case received by the Administrative Agent from the Borrower in immediately available funds:

(a) if received prior to 12:00 noon (New York time) on any Business Day, the Administrative Agent shall deliver to each of the Lenders its Proportionate Share of such payment in immediately available funds on the same Business Day, and

(b) if received after 12:00 noon (New York time) on any Business Day, the Administrative Agent shall deliver to each of the Lenders its Proportionate Share of such payment in immediately available funds on the next succeeding Business Day.

With respect to any payment under this Agreement of any Prepayment Premium, Reduction Fee, Letter of Credit Fees, unused fees pursuant to Section 2.9, or late fees pursuant to Section 6.11, received by the Administrative Agent from the Borrower in immediately available funds on any Business Day, the Administrative Agent promptly shall deliver to each of the Lenders its Proportionate Share of such Prepayment Premium, Reduction Fee, Letter of Credit Fees, unused fees, and late fees.

With respect to any payment made to the Administrative Agent pursuant to Section 6.7, or for expenses, or distributions from liquidation of collateral or enforcement of remedies, the Administrative Agent shall deliver to any applicable Lender the allocable amount funded by such Lender of such payment, or if applicable its Proportionate Share, net of any costs and expenses of the Administrative Agent in recovering same for which the Administrative Agent would otherwise be entitled to indemnity under Section 14.13, promptly after the Administrative Agent receives such payment.

Any payment not made when due under this Section 14.3 shall bear interest for each day not paid at the Federal Funds Rate.

14.4 Sharing of Recoveries Among Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its Proportionate Share as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section 14.4 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or disbursements under Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 14.4 shall apply).

The Borrower consents to the foregoing and agrees, and shall cause each other Credit Party to consent to and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

14.5 Appointment of Administrative Agent. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent first named in this Agreement to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XIV are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

14.6 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) except for action expressly required of the Administrative Agent hereunder, shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Lenders under Section 14.13 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; and

(d) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 14.10 and 14.11 or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article VIII or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.7 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.8 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.9 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XIV shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

14.10 Defaults/Remedies. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest on the Obligations to the extent the same is required to be paid to the Administrative Agent for the account of the Lenders) unless the Administrative Agent has received notice from a Lender or any Credit Party specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that the Administrative Agent receives such a notice of occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to each of the Lenders (and shall give each Lender prompt notice of each such non-payment). The Administrative Agent shall (subject to its rights to indemnity) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Requisite Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders (and shall incur no liability for such action or by reason of so refraining); and provided further that the Administrative Agent shall not be required to take any such action which it determines to be contrary to law.

Anything in this Agreement to the contrary notwithstanding, each Lender agrees that no Lender shall take any action to protect or enforce its rights with respect to the Obligations or this Agreement or any related documents, instruments, or agreements without first obtaining the prior written consent of the Requisite Lenders, it being the intent of the Lenders that any such action shall be taken in concert and at the direction or with the consent of the Requisite Lenders and not individually by a single Lender; provided, however, that with respect to the exercise of any right of set off, such action may be taken with the consent of the Administrative Agent alone.

14.11 Amendments. Except as otherwise provided in Section 14.17 of this Agreement, with the Requisite Lenders’ consent the Administrative Agent may consent to any waiver, modification, or amendment to any Loan Document; provided, however, no modification, amendment or waiver shall (i) change the principal amount due to any Lender without the consent of such Lender, (ii) reduce the rate of interest or fees due to any Lender without the consent of such Lender, (iii) change the First Lien Term Loan A Maturity Date, the First Lien Term Loan B Maturity Date, or Termination Date without the consent of all Lenders, (iv) postpone the scheduled payment of any principal, interest or fees due to any Lender without the consent of such Lender, (v) release all or substantially all of the collateral or all of the guarantees without the consent of all Lenders; (vi) change the definition of Requisite Lenders without the consent of all Lenders, (vii) amend this Section 14.11, or (viii) modify of the pro rata nature of the credit facilities as provided hereunder.

14.12 Rights of Administrative Agent in its Individual Capacity. With respect to its Commitment and the Obligations held by it, the Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term

“Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its capacity as a Lender to the extent of its Commitment. The Administrative Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, any Credit Party and any of its Affiliates as if it were not acting as the Administrative Agent, and the Administrative Agent may accept fees and other consideration from any Credit Party and any of its Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. Although the Administrative Agent and its Affiliates may in the course of such relationships not involving its activities as Administrative Agent, and in the course of relationships with other persons, acquire information about the Credit Parties, their Affiliates and such other persons, the Administrative Agent shall have no duty to disclose to the Lenders information so acquired.

14.13 Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 6.8 and 6.9 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 14.1.

14.14 Documents. The Administrative Agent will forward to each Lender, promptly after the Administrative Agent’s receipt thereof, a copy of each report, notice or other document required by this Agreement or any related document, instrument, or agreement, to be delivered to the Administrative Agent for such Lender.

14.15 Collateral Matters.

(a) Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents on behalf of, and for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Administrative Agent or the Requisite Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Administrative Agent or the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to or after an Event of Default, to take any action with respect to any Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with this Agreement, (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or all of the Lenders hereunder, to the extent required by Section 14.11) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 14.15.

(c) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 14.15 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

14.16 Resignation or Removal of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the State of New York, or an Affiliate of any such bank with an office in the State of New York. If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 14.16. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents if not already discharged therefrom as provided above in this Section 14.16. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XIV and Sections 6.8 and 6.9 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

14.17 Amendments Concerning Agency Function. The Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of the Loan Documents which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

14.18 Transfer of Agency Function. Without the consent of any Credit Party or any Lender, the Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that the Administrative Agent shall promptly notify the Borrower and the Lenders thereof.

14.19 Assignments/Participations.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 14.19(a)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 14.19(a)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the First Lien Term Loan A to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. The Borrower shall execute and deliver to the Agent the Rider to the Assignment and Assumption in connection with any permitted assignment, and upon failure to do so hereby grants to the Administrative Agent a power of attorney for the purpose of executing such Rider on Borrower’s behalf.

(v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 14.19(b), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 6.7, 6.1, 6.9, and 15.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.19(c).

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the State of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank, and the Swing Line Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 14.11 that affects such Participant. Subject to Section 14.19(d), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.6, 6.16, and 6.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.19(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.3 as though it were a Lender, provided such Participant agrees to be subject to Section 14.3 and 14.4 as though it were a Lender

(d) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 6.6 and 6.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 6.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 6.16(e) as though it were a Lender.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

14.20 Québec Fondé de Pouvoir. For greater certainty, but without limiting the powers of the Administrative Agent pursuant to the terms hereof or of the Loan Documents, for the purposes of holding any Liens that secure the payment of any bond (or similar instrument), granted by any of the Credit Parties pursuant to the laws of the province of Québec pursuant to the Loan Documents, the Lenders hereby acknowledge that the Administrative Agent shall be and act as the person holding the power of attorney of all present and future Lenders for all purposes of Article 2692 of the Civil Code of Quebec, and, more specifically, all present and future holders of bonds or similar instruments. Each Lender therefore appoints, to the extent necessary, the Administrative Agent as its irrevocable fondé de pouvoir to hold the Liens created pursuant to such Loan Documents in order to secure the payment of any bonds or similar instruments. By executing an Assignment and Assumption, each future Lender shall be deemed to ratify the power of attorney granted to the Administrative Agent hereunder.

Notwithstanding the provisions of Section 32 of An Act Respecting the Special Powers of Legal Persons (Quebec), the Administrative Agent may acquire bonds and similar instruments.

The Borrower acknowledges that any bond or other similar instrument executed by it or any other Credit Party shall constitute a title of indebtedness as such expression is defined in Article 2692 of the Civil Code of Québec. The Administrative Agent accepts to act as fondé de pouvoir of the Lenders.

ARTICLE XV - MISCELLANEOUS

15.1 Waiver, Cumulative Rights. No delay or failure of the Administrative Agent and/or Lenders to exercise any right, remedy, power or privilege hereunder shall impair the same or be construed to be a waiver of the same or of any Event of Default or an acquiescence therein. No single or partial exercise of any right, remedy, power or privilege shall preclude other or further exercise thereof by the Administrative Agent and/or Lenders. All rights, remedies, powers, and privileges herein conferred upon the Administrative Agent and/or Lenders shall be deemed cumulative and not exclusive of any others available.

15.2 Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the execution and delivery of the Loan Documents. All indemnity and reimbursement obligations provided in this Agreement, including those pursuant to Article VI hereof, shall survive the discharge, satisfaction or assignment of this Agreement and the payment in full of all of the Obligations.

15.3 Setoff. If an Event of Default shall have occurred which has not been waived, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower or any Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 15.3 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

15.4 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to Administrative Agent:

To the Agent Office

If to the Lenders:

To its address (or telecopier number) shown in the Register

If to the Issuing Bank:

Manufacturers and Traders Trust Company

255 East Avenue

Rochester, New York 14604

Attention: John Morsch, Corporate Banking

Telephone: 585-258-8295

Telecopier: 585-325-5105

If to Borrower:

Phoenix Footwear Group, Inc.

5840 El Camino Real, Suite 106

Carlsbad, California 92008

Attention: James Riedman, Chairman and Chief Executive Officer

Telephone: (760) 602-9688

Telecopier: (760) 602-9684

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day). Notices delivered through electronic communications to the extent provided in Section 15.4(b) below, shall be effective as provided in said Section 15.4(b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 6.1(d) if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

15.5 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 14.19, (ii) by way of participation in accordance with the provisions of Section 14.19 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.19 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.19 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

15.6 Waiver of Consequential Damages, Etc.. To the fullest extent permitted by applicable law, neither the Borrower nor any Credit Party shall assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 6.9 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

15.7 Usury. The Loan Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Lenders for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used in this Section 15.7, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Loan Documents shall be governed by such new law as of its effective date. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever the Lenders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all Loan Documents.

15.8 Severability. In the event that anyone or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other Loan Document.

15.9 Electronic Communications. Borrowing base and compliance certificates submitted to the Administrative Agent electronically by a representative of the Borrower shall be deemed to have been submitted and signed by the representative sending the electronic communication.

15.10 Patriot Act. Each Lender hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 signed into law October 26, 2001 and for purposes of this Section 15.10 called the “Act”), it is required to obtain, verify, and record information that identifies the Credit Parties, which information includes the name and address of the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Act.

15.11 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 15.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 15.11, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 15.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

15.12 Counterparts; Effectiveness; Integration; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, any separate letter agreements with respect to fees payable to the Administrative Agent and Issuing Bank, and the engagement letter between the Administrative Agent and the Borrower dated October 6, 2006 and accepted by the Borrower, as amended by letters dated October 17, 2006 and November 13, 2006, each accepted by the Borrower (which shall survive closing of the transactions contemplated by this Agreement) collectively constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as expressly provided in Article VIII, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

15.13 Governing Law; Jurisdiction.

(a) Governing Law. This Agreement and the Loan Documents, together with all of the rights and obligations of the parties hereto, except as otherwise provided in the Mortgage, shall be construed, governed and enforced in accordance with the laws of the State of New York, including Section 5-1401 of its General Obligations Law.

(b) Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in Monroe County and of the United States District Court of the Western District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 15.13(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 15.4. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

15.14 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives by their signatures below, and in the case of the Lenders, by their signatures on Schedule 1.1(a), as of the date first above written.

[Signature Pages Follow]

MANUFACTURERS AND TRADERS TRUST COMPANY, as Administrative Agent

By:	/s/ John C. Morsch
John C. Morsch Vice President

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ Kenneth E. Wolf
Kenneth E. Wolf Chief Financial Officer

EXHIBIT A

FORM OF QUARTERLY COVENANT COMPLIANCE CERTIFICATE

PHOENIX FOOTWEAR GROUP

FINANCIAL COVENANT CALCULATION

As of                     :

Credit Agreement Section	Covenant	Calculation as of Above Date	Compliance (Yes/No)	Requirement

Section 11.1	Average Borrowed Funds to EBITDA	____ to 1.0		No greater than ___:1.00

Section 1.1	Minimum Current Ratio	____ to 1.0		At least ____:1.00

Section 11.3	Fixed Charge Coverage Ratio	___ to 1.0		At least ____:1.00

Section 11.4	Minimum EBITDA	Last 12 Months: $____________ $____________ $____________ and $____________		At least $________________

I hereby certify that the above calculations are correct and accurately reflect the consolidated financial condition of the Borrower as of the date shown above.

Chief Financial Officer Phoenix Footwear Group, Inc.

EXHIBIT B

FORM OF REVOLVING CREDIT NOTES

REVOLVING CREDIT NOTE

$	, 20

PHOENIX FOOTWEAR GROUP. INC. (“Borrower”), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of                      (“Lender”) the principal sum of                      Dollars ($            ) or, if less, the amount of the Revolving Credit Loans loaned by the Lender to Borrower pursuant to the Agreement referred to below, in lawful money of the United States of America and in immediately available funds on the date(s) and in the manner provided in said Agreement and with a final payment on November 13, 2011. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

The date and amount of each Revolving Credit Loan made by the Lender to the Borrower under the Agreement referred to below, maturity date and each payment of principal thereof, shall be recorded by the Lender on its books. The Lender’s records shall be presumed to be accurate absent manifest error.

This is a Revolving Credit Note referred to in that certain Amended and Restated Credit Facility Agreement (as amended from time to time, the “Agreement”) dated as of November 13, 2006, made among Borrower and Manufacturers and Traders Trust Company, as Administrative Agent, and the Lenders named therein, and evidences the Revolving Credit Loans made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Revolving Credit Note.

This Revolving Credit Note shall be governed by the laws of the State of New York.

PHOENIX FOOTWEAR GROUP, INC.

By:
Title:

EXHIBIT C

FORM OF SWING LINE NOTE

SWING LINE NOTE

$5,000,000	, 20

PHOENIX FOOTWEAR GROUP. INC. (“Borrower”), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of MANUFACTURERS AND TRADERS TRUST COMPANY (“Lender”) the principal sum of Five Million Dollars ($5,000,000) or, if less, the amount of the Revolving Credit Loans loaned by the Lender to Borrower pursuant to the Agreement referred to below, in lawful money of the United States of America and in immediately available funds on the date(s) and in the manner provided in said Agreement and with a final payment on November 13, 2011. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

The date and amount of each Swing Line Loan made by the Lender to the Borrower under the Agreement referred to below, maturity date and each payment of principal thereof, shall be recorded by the Lender on its books. The Lender’s records shall be presumed to be accurate absent manifest error.

This is the Swing Line Note referred to in that certain Amended and Restated Credit Facility Agreement (as amended from time to time, the “Agreement”) dated as of November 13, 2006, made among Borrower and Manufacturers and Traders Trust Company, as Administrative Agent, and the Lenders named therein, and evidences the Swing Line Loans made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Swing Line Note.

This Swing Line Note shall be governed by the laws of the State of New York.

PHOENIX FOOTWEAR GROUP, INC.

By:
Title:

EXHIBIT D

FORM OF FIRST LIEN TERM LOAN A NOTES

FIRST LIEN TERM LOAN A NOTE

$	, 20

PHOENIX FOOTWEAR GROUP. INC. (“Borrower”), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of                      (“Lender”) the principal sum of                      Dollars ($            ), in lawful money of the United States of America and in immediately available funds in (i) consecutive installments of principal on the first day of each January 1, April 1, July 1, and October 1 commencing on January 1, 2007, each in the amount set forth in the Agreement described below, and (ii) one final installment on November 13, 2011, in an amount equal to the outstanding principal. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

This is a First Lien Term Loan A Note referred to in that certain Amended and Restated Credit Facility Agreement (as amended from time to time, the “Agreement”) dated as of November 13, 2006, made among Borrower and Manufacturers and Traders Trust Company, as Administrative Agent, and the Lenders named therein, and evidences a First Lien Term Loan A made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this First Lien Term Loan A Note.

This First Lien Term Loan A Note shall be governed by the laws of the State of New York.

PHOENIX FOOTWEAR GROUP, INC.

By:
Title:

EXHIBIT E

FORM OF FIRST LIEN TERM LOAN B NOTES

FIRST LIEN TERM LOAN B NOTE

$	, 20

PHOENIX FOOTWEAR GROUP. INC. (“Borrower”), a corporation organized under the laws of Delaware, for value received, hereby promises to pay to the order of                      (“Lender”) the principal sum of                      Dollars ($            ), in lawful money of the United States of America and in immediately available funds on February 13, 2008. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at the rates of interest as provided in the Agreement described below, on the date(s) and in the manner provided in said Agreement.

This is a First Lien Term Loan B Note referred to in that certain Amended and Restated Credit Facility Agreement (as amended from time to time, the “Agreement”) dated as of November 13, 2006, made among Borrower and Manufacturers and Traders Trust Company, as Administrative Agent, and the Lenders named therein, and evidences a First Lien Term Loan B made thereunder. All capitalized terms not defined herein shall have the meanings given to them in the Agreement.

Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this First Lien Term Loan B Note.

This First Lien Term Loan B Note shall be governed by the laws of the State of New York.

PHOENIX FOOTWEAR GROUP, INC.

By:
Title:

EXHIBIT F

FORM OF BORROWING BASE REPORT

[Form to be provided by Administrative Agent]

EXHIBIT G

FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees

1.	Assignor[s]:

_____________________

2.	Assignee[s]:

_____________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):

4.	Administrative Agent: , as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Amended and Restated Credit Facility Agreement dated as of , 2006 among Phoenix Footwear Group, Inc., the Lenders parties thereto, and Manufacturers and Traders Trust Company, as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number

			$	$	%

			$	$	%

			$	$	%

[7.	Trade Date: ][10]

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S] [1][1]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S] [12]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

Manufacturers and Traders Trust Company, as Administrative Agent

By
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By
Title:

[11]	Add additional signature blocks as needed

[1][2]	Add additional signature blocks as needed

AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

(PHOENIX FOOTWEAR GROUP, INC.)

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2 Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 14.19(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 14.19(a)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement including Section 6.16(e), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

(PHOENIX FOOTWEAR GROUP, INC.)

RIDER TO

ASSIGNMENT AND ASSUMPTION

The Borrower expressly acknowledges, declares, agrees and confirms that:

(a)	[The] [Each] Assignee, through the Administrative Agent, has all the benefits of and is hereby acknowledged for all purposes of the Credit Documents as being a payee under any bond (or similar instrument) granted by the Credit Parties pursuant to the laws of the province of Québec pursuant to the Loan Documents, jointly with the other Lenders, in the same manner and to the same extent as though [the] [each] Assignee were an original named payee thereunder; and

(b)	pursuant to the pledge of any such bond (or similar instrument), the Administrative Agent holds such bond (or similar instrument) in pledge for the benefit of [the] [each] Assignee, jointly with the other Lenders.

PHOENIX FOOTWEAR GROUP, INC.

By:

Title:

SCHEDULE 1.1(a)

Lender with Address for Notice, Wiring Instructions, and Signature	Facility	Commitment
Manufacturers and Traders Trust Company	Revolving Credit Facility	100%	$28,000,000

255 East Avenue Rochester, New York 14604	First Lien Term Loan A	100%	$24,000,000
Attention: John Morsch Administrative Vice President	First Lien Term Loan B	100%	$10,000,000
Corporate Banking	AGGREGATE COMMITMENT	100%	$62,000,000
Telecopy: 585-325-5105

By:
John C. Morsch Administrative Vice President